UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

Amendment No. 2

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

MYECHECK, INC.

(Exact name of registrant as specified in its charter)

WYOMING	20-1884354
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2600 E. BIDWELL STREET, STE 190
FOLSOM, CA	95630
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (844) 693-2432

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

NONE	NONE

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.00001 par value

Preferred Stock, $0.00001 par value

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

MyECheck, Inc.

FORM 10

Amendment No. 2

FORWARD LOOKING STATEMENTS

CERTAIN STATEMENTS IN THIS ANNUAL REPORT ON FORM 10, OR THE "REPORT," ARE "FORWARD-LOOKING STATEMENTS." THESE FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, STATEMENTS ABOUT THE PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS OF MYECHECK, INC., A WYOMING CORPORATION AND OTHER STATEMENTS CONTAINED IN THIS REPORT THAT ARE NOT HISTORICAL FACTS. FORWARD-LOOKING STATEMENTS IN THIS REPORT OR HEREAFTER INCLUDED IN OTHER PUBLICLY AVAILABLE DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OR THE "COMMISSION," REPORTS TO OUR SHAREHOLDERS AND OTHER PUBLICLY AVAILABLE STATEMENTS ISSUED OR RELEASED BY US INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH COULD CAUSE OUR ACTUAL RESULTS, PERFORMANCE (FINANCIAL OR OPERATING) OR ACHIEVEMENTS TO DIFFER FROM THE FUTURE RESULTS, PERFORMANCE (FINANCIAL OR OPERATING) OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH FUTURE RESULTS ARE BASED UPON MANAGEMENT'S BEST ESTIMATES BASED UPON CURRENT CONDITIONS AND THE MOST RECENT RESULTS OF OPERATIONS. WHEN USED IN THIS REPORT, THE WORDS "EXPECT," "ANTICIPATE," "INTEND," "PLAN," "BELIEVE," "SEEK," "ESTIMATE" AND SIMILAR EXPRESSIONS ARE GENERALLY INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, BECAUSE THESE FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES. THERE ARE IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS, INCLUDING OUR PLANS, OBJECTIVES, EXPECTATIONS, INTENTIONS AND OTHER FACTORS.

PART I

Item 1. Business

Business Summary

MyECheck, Inc. (“MyECheck” or the “Company”) is an early stage company engaged in the payment processing industry; specifically MyECheck provides electronic check (“electronic-check”) services to businesses of all sizes, payment services providers, financial institutions and government entities. MyECheck was founded and incorporated in Delaware in October 2004 to capitalize on opportunities created by the passing of The Check Clearing for the 21st Century Act (“Check 21”). On May 25, 2012 the Company was redomiciled in the State of Wyoming. MyECheck has commenced formal business operations and is generating revenue.

MyECheck was created to satisfy the demand for an alternative payment solution to ACH based e-check solutions, and credit and debit cards for remote and mobile commerce. MyECheck has developed and utilizes a proprietary method of creating and clearing fully electronic checks on behalf of its customers, having successfully implemented its proprietary electronic check service that enables companies to accept real-time check payments from consumers and businesses online or over a mobile device.

MyECheck provides additional services to support its electronic check service including fraud loss prevention services. MyECheck also provides a number of services such as mobile payment services and custom software development and licensing.

MyECheck entered into a merger agreement in November 2007 with Sekoya Holdings Ltd., a non-trading Nevada corporation in the process of developing an online payment system for use in the Chinese online community.  This agreement was amended on February 4, 2008, and became effective on March 14, 2008. Shareholders of Sekoya at the time of the merger would own approximately 40% of the shares of the surviving company and shareholders of MyECheck would own approximately 60% of the surviving company, with all parties being diluted by additional financing to be completed following the Merger (excluding 2,000,000 shares held in escrow as remedies for breaches of the Merger Agreement). Subsequent to the acquisition by MyECheck, Sekoya’s operations were phased out.

MyECheck filed a Registration Statement with the SEC in February, 2008, to have its securities traded on the OTC:BB exchange. The Company engaged Berman & Co., PA as their auditors and became a fully reporting company in June, 2008. At that time, MyECheck commenced trading on the OTC:BB exchange. After the Company’s sponsoring bank, First Regional Bank, shut down, MyECheck had very limited revenue and few prospects for capital. As a result, the Company was unable to maintain the costs associated with being a fully reporting company. On October 5, 2012, the Company filed Form 15 with the SEC to terminate its reporting obligations and has since been trading on the OTC:PK as a limited reporting company.

Revenue

Revenue is generated from transaction fees charged to companies that contract with MyECheck to utilize the Company’s services. In addition, the Company also generates revenue from software licensing and maintenance fees. The Company charges a flat fee per transaction that is relatively low in comparison to card interchange rates plus fees. A transaction fee is charged per electronic check and per use of the fraud control tools. Fees for fraud control vary according to the amount of fraud screening required per each merchant.

About Check 21

Check 21 was signed into law on October 28, 2003, and became effective on October 28, 2004. Check 21 is designed to foster innovation in the payments system and to enhance its efficiency by reducing some of the legal impediments to check truncation. The law facilitates check truncation and permits banks to truncate original checks and to process check information electronically. As a result, the check clearing system has transformed from a paper exchange system to an electronic exchange system, whereby financial institutions can now handle and process all checks electronically, increasing efficiencies and reducing time and costs.

MyECheck leverages Check 21 by utilizing the national electronic check clearing networks that were created as a result of the law. The Company uses the national electronic check clearing system to process and clear the fully electronic checks that it creates.

The Company is aware of other companies that have emerged as a result of the opportunities created by Check 21. To date these companies have not been direct competitors to MyECheck. Most companies engaged in the Check 21 related industries have been focused on imaging, formatting and clearing checks that originated as paper items.

MyECheck believes that competition in the fully electronic check space will increase in the near future as changes to Reg CC, the law that defines payment instruments, further enables fully electronic checks.

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Summary History of MyECheck

MyECheck started processing transactions on version one of its software platform in July of 2005 and continued through March of 2006, after which it ceased processing in order to further develop and refine its service offerings.

During the period from March of 2006 through September 2007, MyECheck redesigned and developed its software platform to better suit the demands of its prospective customers and to ensure the accurate performance of the software.

MyECheck had been sponsored by First Regional Bank, and successfully completed approval and check image file (ANSI X9.37) testing with the Federal Reserve Bank in the second quarter of 2007. On January 29, 2010, the Company’s sponsoring bank, First Regional Bank, was closed by the Federal Deposit Insurance Corporation (FDIC). The new bank acquiring the old bank from the FDIC obtained all rights to accept or reject former contracts. The new bank elected to reject the Company’s agreement with the old bank. The Company is in the process of moving its customers to one of its other processing banks, such as JP Morgan Chase and Bank of America.. We do image cash letter deposits with JP Morgan Chase and Bank of America. There is no direct contractual relationship between MyECheck and Chase or Bank of America. The Company only makes deposits to their customer’s accounts.

The Services of MyECheck

MyECheck offers comprehensive, easily implemented solutions that include real-time check authorization, payment guarantee, check image creation and clearing and complete online reporting. Set out below are services that MyECheck provides and intends to provide as part of its business plan.

Electronic Check Service

Internet merchants and other companies wishing to accept payments online or over a telephone (“Merchants”) can directly integrate with MyECheck’s payment engine. Payer check data is collected by the Merchant either at the Merchant’s website or over the telephone, and is transmitted in real-time to MyECheck for processing.

MyECheck uses patented technology, US Patent 7389913 – Method and apparatus for online check processing, to generate electronic checks in accordance with the Federal Reserve Check 21 specification. Electronic checks are formatted and are transmitted in near real-time to banks, or more commonly directly to the Federal Reserve for clearing on behalf of MyECheck’s partner bank(s).

MyECheck believes that its electronic check service overcomes many of the shortcomings of Automated Clearing House (“ACH”) based e-check systems and cost effectively provides higher transaction success rates, faster funds clearing and fewer returned items.

MyECheck believes that it is positioned to capture a significant market share of the payments industry with a viable alternative payment method for mobile and online payments.

Check Authorization Service

MyECheck offers Check Authorization Service that enables merchants to verify consumer provided data, check the status of the customer’s bank account, provide evidence that the consumer has authorized the check and predict the likelihood of a check being returned unpaid. Businesses that accept payments online through MyECheck utilize this service to provide greater assurance that the check will clear. Transactions can be approved or declined based upon the results of the Check Authorization Service.

Check Guarantee Service

MyECheck co-markets with Giact Systems, Inc., Check Guarantee Provider, to offer Check Guarantee Services. On June 11, 2014, the Company entered into a Services Agreement with Giact Systems, Inc. for a term of one (1) year with automatic renewal for like periods unless either Party gives a 30 day written notice of its intent not to renew. See Exhibit 10.18.

The Check Guarantee Provider warranties all approved checks and reimburses the Payee for financial losses incurred as a result of returned checks. The Check Guarantee Provider buys the returned checks that have been warranted from merchants for the full face value of the returned checks. MyECheck merchants utilize Check Guarantee Service so that they can ship products or provide services immediately without having to wait for the check to clear.

The Check Guarantee Service also eliminates the need for Merchants to collect on returned checks from their customers. The Check Guarantee Providers are independent third parties whose services are offered to Merchants separately from the MyECheck service. MyECheck is not compensated by, and does not compensate, Check Guarantee Providers. MyECheck may in the future enter into compensated arrangements with Check Guarantee Providers.

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Merchant Reporting

Through our Merchant interface, MyECheck provides the following reports:

•	Detailed transaction history
o	Successful
o	Failed
•	MyECheck fees and settlement statements

In addition to the above, pertinent information is returned at the end of each transaction to facilitate reporting on the Merchant side.

Mobile Payment Apps

MyECheck plans to launch mobile payment applications in early 2015. The Mobile Payment Apps’ launch is dependent upon one or more bank partners and that the bank partners are able to provide the services required by MyECheck. If the bank partners are unable to provide the services required by the Company, the launch of the Mobile Payments App may not occur or may be delayed. When launched, the Company expects that the mobile payments applications will enable secure mobile commerce between registered users. There is a User application and a Merchant application, each can be downloaded, registered and used in real time. The merchant application system will facilitate a complete merchant point of sale this is software only based, there are no additional hardware requirements such as NFC (nesr filed communication). The Company believes the merchant application system will enable point of sale payments from anyone in the US with any smart mobile device at a very low cost without interchange fees or costly equipment.

Licensed Remote Payment Processing

MyECheck licenses its custom payment software solutions to payment processors, banks and enterprise clients.

G-Pay

MyECheck’s G-Pay service is a fully electronic payment service for Government. Management is unaware of any other similar system on the market that has the same capabilities as G-Pay. The G-Pay solution enables electronic check payments from any government account, allowing government entities to transfer money fully electronically, eliminating paper checks and wire transfers from their processes. G-Pay is designed to save time and money for any government entity.

Emerging Growth Company

We are an "emerging growth company" as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for this registration statement and future filings.

As a company with less than $1.0 billion in revenue during our most recently completed fiscal year, we qualify as an "emerging growth company" as defined in Section 2(a) of the Securities Act of 1933, as amended, which we refer to as the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable, in general, to public companies that are not emerging growth companies. These provisions include:

•	Reduced disclosure about our executive compensation arrangements;
•	No non-binding shareholder advisory votes on executive compensation or golden parachute arrangements;
•	Exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting; and
•	Reduced disclosure of financial information in this prospectus, including two years of audited financial information and two years of selected financial information.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenues as of the end of a fiscal year, if we are deemed to be a large-accelerated filer under the rules of the Securities and Exchange Commission, or if we issue more than $1.0 billion of non-convertible debt over a three-year-period.

The JOBS Act permits an emerging growth company to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to "opt out" of this provision.

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Company Competition

MyECheck’s competition includes other payment methods such as credit and debit card processing systems, Automated Clearing House (ACH) processing systems, paper checks and even cash, along with other electronic check processing systems.

A stream of alternative payment brands have emerged, some of which have experienced tremendous growth. But virtually all of these payment services require consumers to pay using either a payment card or ACH-based e-Checks, and offer nothing substantially new with respect to a payment method.

Although there are a very large number of companies selling credit card services called Independent Sales Organizations (ISOs), virtually none of these sell electronic check services.

The Company has many competitive advantages over ACH based e-Checks. Because MyECheck does not use the ACH network, transactions are not subject to National Automated Clearing House Association (“NACHA”) regulation, including their rules, fees and fines. Electronic checks are governed by Uniform Commercial Code and federal Check 21 regulations which are more favorable to the Payee than NACHA rules. Electronic checks work with more bank accounts than ACH payments, resulting in fewer items being returned unpaid. Electronic checks also clear at least a day faster than ACH items. However, ACH processing systems are more well-established within the marketplace, and the industry has invested considerable resources in ACH processing systems. ACH rules make it easier for a payer to reverse a transaction after it clears affording more convenient fraud protection for consumers but a much weaker fraud protection for the recipient of the payment.

Other fully electronic check services providers have merged and some are successful within the marketplace. These companies pose the most direct competitive threat to MyECheck. Some of these companies include CheckAlt, Check21.com, TheECheck to name a few. MyECheck believes that its rights to US Patent 7389913 will help stave off some direct competition. The Company recently filed a patent infringement lawsuit against a direct competitor, Zipmark. (See Exhibit 10.12)

MyECheck provides access to more US consumers than any other payment method because it can be used to clear checks from 100% of US checking accounts, including business accounts and accounts where ACH does not work. MyECheck facilitates fast funds clearing for the Merchant, providing same day or next day availability of funds to the merchant’s bank. MyECheck does not charge interchange fees therefore it is a much lower cost than card processing systems.

E-commerce & The Mobile Payments Industry

The payments industry is going mobile, and the mobile payments industry is exploding with growth. Companies such as Apple, Google, Microsoft, Amazon and Starbucks, all companies not known for being payments companies, have entered the mobile payments arena. The industry could be the largest in the world, with trillions of dollars in processing at stake.

The coming payment systems will allow people to spend at retail locations without having to carry a traditional wallet with cash, cards and paper checks. The mobile device will replace the leather wallet, and transactions will originate from mobile devices, including consumer to business payments, business-to-business (B2B) and government payments.

MyECheck’s believes its product mix to be the optimum offering to engage in the mobile payments industry. The Company’s fully electronic check service clears checks the same day from any checking account, therefore MyECheck believes that the electronic check is the fastest and safest method of loading money onto mobile wallets at a low cost. The Company’s mobile app systems can be adopted by anyone, anywhere, anytime enabling low cost, secure mobile commerce without any barriers to adoption such as swipe devices or NFC hardware.

Although many new payment schemes exist today with many more on the horizon, the vast majority of these systems continue to be based upon the two fundamental payment methods, credit and debit.

Successful payment solutions such as PayPal offer a slight twist to the traditional payment mechanism of credit cards. PayPal for example, offers consumer payment options consisting of either credit cards or bank debit through the ACH network.

Other e-check (online electronic check) solutions are based upon the ACH (automated clearing house) system. ACH transactions are bank electronic funds transfers whereby the consumer’s bank account is debited and the recipients account is credited. ACH transactions work reasonably well in most instances, however the system does suffer from some shortcomings which have impacted adoption.

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The ACH system was designed in the 1970s and has experienced multiple upgrades to add new capabilities. As a payment backbone, the ACH network is a robust and reliable system, and the NACHA rules provide a regulatory framework that protects the parties involved in transactions on the system. The marketplace is familiar and somewhat comfortable with ACH which emits a resistance to change the established process.

ACH transactions are governed by NACHA, (the National Automated Clearing House Association), which imposes a substantial number of rules and regulations upon the transactions and their users. Compliance with the many, and continuously updating, NACHA operating rules can be complicated for Merchants. The rules afford the ability for payers to easily reverse a transaction, if they believe it wasn’t authorized, providing an easy charge back for the payer but leaving the merchant vulnerable to fraud.

ACH transactions take several days to clear through the system. During the clearing period the recipient has no way to determine if the transaction is even going to clear or if it will result in an administrative return. ACH has more than 60 reasons why a transaction can fail. Many times it is because the consumer’s bank has chosen not to participate in ACH, or the subject account is an ineligible account type for ACH according to NACHA rules.

Checks in 2012, continue to be the number one non-cash payment method in the US. This ACH activity is the primary market focus of MyECheck.

Federal Reserve Proposed New Rule, February 4, 2014

On February 4, 2014, the Board of Governors of the Federal Reserve System took the final step before creating a new law that will define a new payment instrument called the “electronic check”. Request for comment was made on the proposed rule through May, 2014.

The Federal Reserve Board proposes to include two new defined terms, ‘‘electronic check’’ and ‘‘electronic returned check,’’ in Regulation CC, and would define ‘‘electronic check’’ and ‘‘electronic returned check’’ as (1) an electronic image of a check, or returned check, or electronic information related to a check, or returned check, that a bank sends to a receiving bank pursuant to an agreement with the receiving bank, and (2) that conforms with ANS X9.100-187, unless the Board determines that a different standard applies or the parties otherwise agree.

“Electronically-created items are electronic images that resemble images of the fronts and backs of paper checks but that were created electronically and not from, for example, scanning a paper check in order to create the electronic image. Electronically-created items are also sometimes referred to as ‘‘electronic payment orders’’ or ‘‘EPOs.’’ For example, a corporate customer sending payments might, rather than printing and mailing a paper check, electronically create an image that looks exactly like an image of the corporate customer’s paper checks, and email the image to the payee. Alternatively, a consumer might use a smart-phone application through which the consumer is able to fill in the payee and amount, and provide a signature, on the phone’s screen. The application then electronically sends the image to the payee.”

The new rule is valuable to MyECheck because it provides a regulatory framework for electronic checks and would enable banks to more easily adopt the technology and understand what the risks and liabilities are. The rule defines who is responsible for the item throughout the clearing process. As of the date of the filing, the new law has not been adopted.

MyECheck believes that US Patent 7389913 describes a method for creating a new payment instrument that the Federal Reserve is naming “electronic check”. MyECheck has the master license to US Patent 7389913.

US Patent 7389913 Method and apparatus for online check processing

On June 24, 2008, the Company entered into a Patent License Agreement with the CEO and Licensor, Edward R. Starrs for a term of nineteen (19) years to use the invention described in US Patent Number 7388913, Method and apparatus for online check processing. This license is relevant to the Company as MyECheck is in the business of providing electronic check services to businesses, payment services providers, financial institutions and other government entities. (See Exhibit 10.17, Patent License Agreement).

SUMMARY OF THE INVENTION In general, in one aspect, this specification describes a computer-implemented method for processing an online payment for an item. The method includes receiving information from a user corresponding to the online payment for the item. The information from the user is received through a graphical user interface, and includes an authorization to pay for the item using an electronic check. The method further includes creating an electronic image of an authorized demand draft based on the authorization received from the user. The electronic image of the authorized demand draft is created directly from the information provided by the user through the graphical user interface.

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Particular implementations can include one or more of the following features. Creating an electronic image of an authorized demand draft can include creating an electronic image of an authorized demand draft that is compliant with the Check Clearing for the 21st Century Act (Check 21). The electronic image of the authorized demand draft can be unsigned by the user. The method can further include transmitting the electronic image of the authorized demand draft to a financial institution, and receiving funds from the financial institution based on the electronic image of the authorized demand draft to provide payment for the item.

Creating an electronic image of an authorized demand draft, transmitting the electronic image of the authorized demand draft to a financial institution, and receiving funds from the financial institution based on the electronic image of the authorized demand draft can be performed substantially in real-time. The method can further include performing one or more real-time verifications on the user prior to creating the electronic image of the authorized demand draft.

A check processing system for processing an online payment from a user, the online payment being for an item that is purchasable through a website of a merchant. Particular implementations can include one or more of the following features. The item can comprise one of a physical product, a service, digital media, or digital content. The financial institution can be one of a bank, savings and loan (S&L), credit union, or Federal Reserve.  Implementations may provide one or more of the following advantages. In one implementation, a fully integrated online check processing system is provided that functions much like credit card authorization and settlement, but is much more universally available to consumers or other users.

Implementations of the present invention relates generally to data processing, and more particularly to methods and apparatus for processing a bank instrument. Various modifications to implementations and the generic principles and features described herein will be readily apparent to those skilled in the art. Thus, the present invention is not intended to be limited to the implementations shown but is to be accorded the widest scope consistent with the principles and features described herein.

MyECheck’s Mobile Product Strategy

MyECheck’s strong competitive advantage as an electronic payment platform is its exclusive ability to enable transfers from any checking account. MyECheck believes that electronic checks clear faster, have fewer returns and are lower in cost than ACH e-Checks and card transactions. The benefits are substantial making the MyECheck platform clearly superior in many ways for mobile payments.

MyECheck provides three types of mobile payment solutions for different applications:

1) As a backend or wholesale processor to Mobile Payment Service Providers (MPSP). These include payment processors, e-wallets, stored value, and large merchant proprietary payment systems. The MPSP integrates with MyECheck in the traditional manner. 2) As a MPSP with a comprehensive solution for POS purchases on mobile devices. 3) As a licensor of customized mobile payment solutions MyECheck has developed and expects to launch new products in the coming months including an end-to-end turn-key mobile payments solution that any business can easily implement remotely. The retail Point Of Sale system will include user apps for Apple and Android devices, and a download merchant POS app that runs on Quickbooks accounting software. There are two mobile payment systems, one has higher security and has been developed for regulated industries. The other has been developed for retail sales, however the set-up and process flow is almost identical. The Merchant only requires an internet connected computer with Quickbooks and a bank account, the User only requires an internet connected mobile device or tablet and a checking account.

The process flow for remote registration apps the regulated industries system:

Merchant downloads, installs and registers MyECheck Merchant App - User downloads and installs MyECheck User App - User selects Merchant in User App Merchant Menu - User enters Registration Data and submits to Merchant App - Merchant App validates Bank Data and Pre-Approves/Declines User Account - User presents ID at Merchant Location, Merchant compares to Registration Data - Merchant App displays QR code to User App containing User Account Token - At POS Merchant App displays QR code to User App containing Invoice User App displays Transaction Detail and prompts authorization - User authorizes payment by sending Token to Merchant App - Merchant App verifies User Bank Account and Approves/Declines Transaction - Merchant App sends receipt to User App MyECheck backs up transaction data at an independent data warehouse.

With this uniquely broad range of capabilities, MyECheck can serve almost any customer in any market either directly or through one of MyECheck’s licensees or MPSP partners. This model also enables growth through leveraging partners’ existing customer base and sales and marketing resources.

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Employees and Contractors

As of September 30, 2014, we employed ten (10) full-time employees. We also use outside contractors on an as needed basis.

Leases

On July 1, 2014, MyECheck, leased approximately 3700 square feet of Class A Office Space in the City of Folsom California as its corporate headquarters and primary product development center. This is a 42 month full service lease expiring on December 31, 2017 with an average rent per month of $4,866. The rent increases annually by $0.05 per square foot. Both physical and electronic security features are employed at this location.

On October 28, 2014, MyECheck amended its original lease agreement with Maidu Investment, LLC (Maidu Investment) at the office development known as College Point Business Center, located at 2600 E. Bidwell Street in the City of Folsom, State of California, to include an expansion space defined as Suite 190. The lease term on the expansion space is 42 months expiring on June 30, 2018 with an average rent per month of $6,245. MyECheck paid an additional security deposit in the amount of $20,000, for a combined deposit amount of $52,812.

In addition, MyECheck entered into a secured networking co-location lease with QTS Data Center. The terms of this agreement are three (3) years at $500 per month. MyECheck uses the services of QTS Data Center, located about 90 miles from San Francisco in seismically-neutral Sacramento. The data center and the Folsom office are connected via a secure VPN, allowing the development staff to interact with the MyECheck development, test, and production equipment.

Regulation

Since MyECheck processes but does not conduct transactions, and does not directly hold or transfer cash, we are not subject to direct federal, state or local regulations regarding money transfer. We are also not subject to any regulation or law that applies to accessing or conducting Internet commerce. We are only subject to regulations applicable to general business conduct. However, there are no assurances that MyECheck will not be subject to financial regulations in the future.

Cost of Compliance with Environmental Regulation

MyECheck currently has no costs associated with compliance with environmental regulations. However, there can be no assurances that MyECheck will not incur such costs in the future.

Software Development

In April 2006, MyECheck entered into an open ended software development agreement with R Systems International Ltd., a software product development company. At December 31, 2007, MyECheck no longer utilized these services. MyECheck also develops some of its software in-house and utilizes independent contractors. Per the contractual agreements with the independent contractors, the Company owns all intellectual property. We have architected the MyECheck ‘Engine’ to run on the rock-solid RHEL

(Red Hat Enterprise Linux) platform. Security and scalability has been our priority from the beginning, resulting in a multi-threaded check engine that is capable of automatically scaling to any load.

By taking a modular approach to systems design, we will avoid being orphaned as new technologies emerge. This approach has served us well for the past 10 years, allowing us to improve our system without a complete redesign. An example of this is in our service APIs: Our original web services were created using SOAP (Simple Object Access Protocol). SOAP is a way for a program running in one operating system to communicate with a program with the same or different type of operating system. Current methods ‘consume’ our web services based upon REST (REpresentational State Transfer). REST is a simple stateless architecture that generally runs over HTTP. REST is often used in mobile applications. SOAP and REST both allow us to roll-out new technologies without orphaning our existing customers.

With the acquisition of GreenPay LLC., in August of 2014, MyECheck has assumed primary responsibility for significantly improving the mobile payments platform. We believe this platform will greatly extend MyECheck’s ability to leverage the ubiquity of smartphones and capitalize on the growth of mobile payments. We currently have both Android and iOS apps in our product pipeline. We have avoided some mobile technologies that have inherent security blind spots and embraced others that are more robust. We are creating products that will offer both complete security and ease of use.

Our web site (www.MyECheck.com) is not only a community outreach and marketing tool, but has been securely designed as a merchant/user gateway to the MyECheck services. This gives our customers a comprehensive, single point of access to all their merchant needs and reporting.

During the past four years, research and development costs associated with the development of the software have been approximately $48,359.

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MyECheck owns proprietary software and intellectual property, and licenses patented technology from the Company founder Edward R. Starrs.

Business Partners

In 2008, we entered into an agreement with Forever Living Products and Simplifile, the leading provider of electronic recording services. The agreement with Simplifile facilitates the MyECheck Electronic Check solution in the Simplifile e-recording service. Forever Living Products and Simplifile remain in effect today.

In the second half of 2013 we signed independent licensing agreements with InterPay (a related party) and Sierra Global, which will allow them to develop and sell their own payment solutions using our technology.

During 2014 we are continuing to nurture existing and develop new partner relationships. During the first quarter GreenPay and Itonis licensed our software to develop their own Check21 payment solutions. We also added VX Gateway in the first quarter to our Electronic Check Service.

At March 31, 2014, Itonis, Inc. signed a Licensing Agreement with MyECheck, Inc. for Itonis to acquire a software license for MyECheck’s patented mobile payment app that will facilitate point of purchase transactions. The license agreement calls for Itonis to pay a one-time licensing fee of $300,000 to MyECheck as well as a portion of the per-transaction fees collected at the point of sale. There is no expiration date on that license.

On February 24, 2014, MyECheck was selected by GreenPay, LLC to provide a comprehensive processing solution. MyECheck sold a continuous non-exclusive license and a mobile license to GreenPay for $1,000,000 and will share in a percentage of transaction fee revenue. On June 13, 2014, the Company announced that it would acquire GreenPay, LLC. The merger was completed on August 20, 2014. The net purchase price for the licenses sold to Sierra Global was determined to be $412,000 after the acquisition of GreenPay, LLC. The license issued to GreenPay, LLC on February 24, 2014 will remain with Sierra Global per the terms and conditions of the merger.

The Company was able to utilize cash flow generated from operations to purchase 1,000,000,000 shares of MyECheck’s Common stock from its major shareholder for $10,000.

In the second quarter of 2014, our longtime customer Simplifile renewed their contract and expanded their use of our payment processing services.

We continue to explore additional banking relationships to support future growth and strategic flexibility.

The Merger Agreement

MyECheck, Inc., a Delaware corporation (“MEC”) and Sekoya Holdings, Limited (a Nevada corporation) entered into a Merger Agreement in November 2007, which was amended and restated as of February 4, 2008, and was filed as an exhibit to the Report on Form 8-K filed on February 7, 2008 (the Report on Form 8-K and Merger Agreement are incorporated herein by reference). The merger was effective March 14, 2008.

A total of 2,000,000 shares otherwise issuable to MEC’s shareholders have been held back (the “Escrow Shares”) for purposes of compensating MEC and its officers, directors, employees, agents and affiliates should they sustain any loss due to a breach of Company’s representations, warranties, covenants or agreements contained in the Merger Agreement or any related document (a “Loss”). Subsequent to the acquisition by MyECheck, Sekoya’s operations were phased out.

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Item 1A. Risk Factors

MYECHECK IS A HIGH RISK, START-UP COMPANY AND, AS SUCH, THERE IS UNCERTAINTY REGARDING WHETHER IT WILL SUCCESSFULLY EXECUTE OUR BUSINESS PLAN, GENERATE ENOUGH REVENUE TO SUPPORT OPERATIONS, RECEIVE ANY INVESTMENT, OR ENGAGE ANY NEW CUSTOMERS.

The ability of the Company to continue as a going concern is dependent on Management's plans, which include the raising of capital through debt and/or equity markets. The Company will require additional funding during the next twelve months to finance the growth of its current and expected operations and achieve strategic objectives. Additionally, the Company will need to continually generate revenues through its current business operations in order to generate enough cash flow to fund operations through 2015. The Company is also dependent on maintaining their positive approval status with the Federal Reserve. If the Company were to lose this approval, their ability to provide services would be affected negatively. The Company is also dependent on bank sponsorship when processing transactions directly with the Federal Reserve. If the Company were to lose bank sponsorship, their ability to provide services would be affected negatively. On January 29, 2010, the Company’s sponsoring bank was closed by the Federal Deposit Insurance Corporation (FDIC). The new bank acquiring the old bank from the FDIC obtained all rights to accept or reject former contracts. The new bank elected to reject the Company’s agreement with the old bank. The Company is in the process of moving its customers to one of its other processing banks.

Changes in laws or interpretation of existing laws may impose significant risks and may prevent the Company from providing its services.

There are no assurances that MyECheck will continue to be able to provide its services. Changes in laws or interpretation of existing laws may pose significant risk and may prevent MyECheck from providing its service. MyECheck is dependent on a bank relationship and there are no assurances that MyECheck will be able to maintain its current bank relationships, or develop new bank relationships.

With the Internet and high technology industries rapidly evolving there are no guarantees that the market demand for the Company’s services exist.

There are no assurances that the market demand for MyECheck’s services exist, or will continue to exist in the future. The Internet and high technology industries are rapidly evolving and changing, and new products or services may be introduced that may make MyECheck’s services less viable or obsolete.

The Company business depends to a large extent on retaining the services of its founder and executive officers.

The Company's business depends to a large extent on retaining the services of its founder, Mr. Edward R Starrs (Chairman of the Board of Directors and Chief Executive Officer), as well as MyECheck’s Chief Technical Officer Mr. Robert S. Blandford and MyECheck’s Chief Financial Officer Mr. Bruce M. Smith. The Company's operations could be materially adversely affected if, for any reason, one or more of the above officers ceases to be active in MyECheck’s management.

We have limited operating history and may not have sufficient resources to continue operations.

There are no assurances that MyECheck will always have sufficient resources to continue operations. The Company can continue its operations with its current resources for four and a half (4 ½) months and will require 2.4 million dollars ($2,400,000) to operate for the next twelve (12) months.

There are no assurances that MyECheck will be able to effectively compete against larger, better funded competitors.

There are no assurances that MyECheck will be able to effectively compete against larger, better funded competitors. Although MyECheck is apparently first to market with its RCC service, competing services may be developed that may offer more advantages, cost less or may have higher sales and marketing success. With the ever-growing popularity of the Internet and as computer hardware (i.e., servers) and creating/maintaining virtual private networks becomes more affordable, other on-line services may appear or are already established which will try to create an electronic link to provide similar products and services that MyECheck offers. Some of those businesses may have far greater financial and marketing resources, operating experience and name recognition than MyECheck. Potential competitors include PayPal, Google Checkout, BillMeLater and others. All these companies take different approaches to processing electronic transactions and to the best of MyECheck’s knowledge, none of them currently offer services of the same type as MyECheck. Notwithstanding, these potential competitors, as well as the entry of more competitors offering similar services, could have a material adverse effect upon MyECheck’s business, operating results and financial condition.

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Our officers and directors are not obligated to commit their time and attention exclusively to our business and therefore they may encounter conflicts of interest with respect to the allocation of time between our operations and those of other businesses.

Our directors are not obligated to commit their time and attention exclusively to our business and, accordingly, they may encounter conflicts of interest in allocating their own time between our operations and those of other businesses.

Currently, Bruce M. Smith, our Chief Financial Officer, commits 90% of his time to our Company in his capacity as an officer and William J. Delgado, our Director, commits 75% of his time to our business in his capacity as director. Nevertheless, if the execution of our business plan demands more time than is currently committed by any of our officers or directors, they will be under no obligation to commit such additional time, and their failure to do so may adversely affect our ability to carry on our business and successfully execute our business plan.

The future success of the Company depends largely in part on whether the Internet proves to be a viable commercial marketplace as the Company’s products and services are provided directly over the internet.

Because MyECheck’s products and services are provided directly over the Internet, the future success of MyECheck will depend in large part on whether the Internet proves to be a viable commercial marketplace. Whether because of inadequate development of the necessary infrastructure or as a result of fraud, or any other cause, if customers lack confidence in sourcing products over the Internet, MyECheck’s business, operating results and financial condition will be materially adversely affected.

Rapid and significant technological developments, new product introductions and enhancements may render the Company’s products and services obsolete if we are unable to adapt accordingly.

The Internet market in which MyECheck intends to compete is characterized by rapid and significant technological developments, frequent new product introductions and enhancements, continually evolving business expectations and swift changes. To compete effectively in such markets, MyECheck must continually improve and enhance its products and services and develop new technologies and services that incorporate technological advances, satisfy increasing customer expectations and compete effectively on the basis of performance and price. MyECheck’s success will also depend substantially upon its ability to anticipate, and to adapt its products and services to its collaborative partner’s preferences. There can be no assurance that technological developments will not render some of MyECheck’s products and services obsolete, or that MyECheck will be able to respond with improved or new products, services, and technology that satisfy evolving customers’ expectations. Failure by MyECheck to acquire, develop or introduce new products, services, and enhancements in a timely manner could have a material adverse effect on MyECheck’s business, financial condition and operations. Also, to the extent one or more of MyECheck’s competitors introduces products and services that better address a customer’s needs, MyECheck’s business would be materially adversely affected.

Delays in new product and service development and introduction could adversely affect the Company’s business, operating results and financial conditions.

The process of developing products and services such as those offered by MyECheck may prove to be extremely complex and it is highly likely that MyECheck will experience delays in developing and introducing new products and services in the future. If MyECheck is unable to develop and introduce new products, services or enhancements to existing products and services in a timely manner in response to changing market conditions or customer requirements, MyECheck’s business, operating results and financial conditions would be materially adversely affected. Also, announcements of currently planned or other new products and services may cause customers to delay their subscription decisions in anticipation of such products and services, which could have a material adverse effect on MyECheck’s business, operating results and financial condition, especially if the introduction of such products and services is delayed.

Products and services offered by the Company are complex and may contain flaws or defects.

Products and services as complex as those offered by MyECheck may contain undetected flaws or defects when first introduced or as new versions are released. Any inaccuracy or defects may result in adverse products and service reviews and a loss or delay in market acceptance. There can be no assurance that flaws or defects will not be found in MyECheck’s products and services. If found, flaws and defects would have a material adverse effect upon MyECheck’s business operations and financial condition.

There has not been a regular trading public market or that a regular trading market will develop in the near term for the Company’s shares.

There has not been a regular trading public market for MyECheck’s shares. There are no assurances that a regular trading market will develop in the near term or that, if developed, it will be sustained. In the event a regular public trading market does not develop, any investment in MyECheck’s Common Stock would be highly illiquid. Accordingly, investors in MyECheck may not be able to readily sell their shares.

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There are risks in investing in shares of “microcap” companies which would include the Company.

The Securities and Exchange Commission has advised investors to use caution in investing in shares of “microcap” companies, which would include the Company. http://www.sec.gov/investor/pubs/microcapstock.htm. The Company encourages investors to consider the information provided by the SEC prior to making an investment in the Company’s stock.

The Company is heavily reliant upon a license with it founder and CEO. If future terms of the license are not agreed upon this could have a material adverse impact on the Company.

On June 28, 2004, the Company entered into a memorandum of understanding with Ed Starrs, its founder and CEO, under which the Company will become the sole licensee of a newly granted patent for check processing technology. . The Company believes that it will obtain a competitive advantage from the ability to access the patent. Failure to agree on future terms of the license could have a material adverse impact on the Company. The current terms of the license are defined in Article II of the Patent License Agreement herein attached as Exhibit 10-17.

Item 2. Management's Discussion and Analysis or Plan of Operation

The following discussion contains certain forward-looking statements that are subject to business and economic risks and uncertainties, and MyECheck’s actual results could differ materially from those forward-looking statements. The following discussion regarding the financial statements of MyECheck should be read in conjunction with the financial statements and notes thereto.

MyECheck’s prior full fiscal year ending December 31, 2013 is not indicative of MyECheck’s current business plan and operations. Incorporated in October 2004, MyECheck currently has limited revenues and is deemed an early stage Company. This plan of operation will focus on MyECheck’s business plan and operations current. There can be no assurance that MyECheck will generate positive cash flow and there can be no assurances as to the level of revenues, if any, MyECheck may actually achieve from its operations.

Implementation Plan

Following is an outline of MyECheck’s plan to build a widely used payment system. The success of MyECheck depends on a number of factors including the careful selection and active participation of qualified Value Added Resellers (“VARs”) and Payment Service Providers (“PSPs”). The VARs / PSPs commitment to MyECheck will depend on the commercial viability of MyECheck’s solutions and web-based services.

MyECheck targets internet payment gateways and payments software and service providers for partnership and reseller opportunities. Early emphasis has been on building sales channels through partnerships. MyECheck has experienced early success in partnerships with Cardinal Commerce and is in discussions and other major PSPs.

In addition to its in-house direct sales department, MyECheck has engaged a number of specialized independent sales agents such as Sheffield Resource Network and others, who leverage their existing contacts for direct sales.

MyECheck has an active PR program and issues press releases on a regular basis which generate in-bound leads and interest from industry press. Company management conducts interviews with national press. MyECheck attends and exhibits at industry trade shows, conferences and other networking events.

MyECheck in-house sales force and independent sales agents also use email and cold calling marketing techniques, focusing on the industry’s largest target companies. MyECheck is currently in discussion with large Independent Sales Organizations (ISOs) regarding partnership and representation opportunities.

In addition to the effective marketing and distribution of MyECheck’s services, MyECheck’s infrastructure must be able to support a significant increase in transaction volume. MyECheck plans to enhance its infrastructure by adding a new data center and new hardware in anticipation of increased transaction volume. MyECheck plans to continue to scale it’s infrastructure in advance of the need.

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Results of Operations

The following tables set forth our results of operations for the years ended December 31, 2013 and 2012 and for the nine -month periods ended September 30, 2014 and 2013.

Year ended December 31, 2013 and 2012

	For the Years Ended December 31,
	2013	2012

Revenues	$89,496	$15,487

General and administrative	72,943	42,000
Research and Development	7,000	-
Total Operating Expenses	79,943	42,000

Income or (Loss) from Operations	9,553	(26,513)

Other Income /(Expense)
Change in fair value of derivative liabilities	24,351	32,164
Interest expense	(26,613)	(11,736)
Other income forgiveness of debt	130,167	82,389
Total Other (Income)/Expense	127,905	102,817
Net income or (loss) before income taxes	137,458	76,304
Provision for income taxes	(800)	(800)
Net (Loss) or Income	$136,658	$75,504

Basic earnings per share	$0.00	$0.00

Diluted earnings per share	$0.00	$0.00

Weighted average number of shares outstanding during the period - basic	4,153,976,849	1,779,777,366
Weighted average number of shares outstanding during the period - fully diluted	4,178,976,849	1,782,457,669

We had revenues from continuing operations of $89,496 in 2013, compared to $15,487 in 2012. Cost of revenue from continuing operations was $0 in 2013 and 2012. The increase in revenue was the result of the Company implementing a licensing business model.

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Year ended December 31, 2013 and 2012 (Cont.)

Selling, general and administrative expenses (“S, G & A”) were $72,943 in 2013 compared to $42,000 in 2012, a $30,943 increase, or 74%. In addition, research and development totaled $7,000 for outside programmers compared to $0 for December 31, 2012.

	For the Years Ended December 31,
	2013	2012

General and Administrative Expenses

Advertising and marketing expense	$4,231	$-
Bank charges	509	-
Contract labor	45,105	30,000
Dues and subscriptions	115	-
Processing and transaction expense	3,018	-
Datacenter expense	13,082	12,000
Legal and professional fees	(70)	-
Taxes and licenses	177	-
Travel	252	-
Other expenses	4,328	-
Supplies - office	307	-
Depreciation	178	-
Postage	780	-
Telephone	931	-
Total General and Administrative Expenses	72,943	42,000

Research and Development
Outside programmers	7,000	-
In-house programmers - including CTO	-	-
Total Research and Development	7,000	-

Total Operating Expenses	$79,943	$42,000

There is no deferred income tax benefit recorded for the losses for the years ended December 31, 2013 and 2012, since management determined that the realization of the net deferred tax asset is not more likely than not to be realized and we created a valuation allowance for the entire amount of such benefit.

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Nine -months ended September 30, 2014 and 2013

The Company signed two new licensing agreements during the nine months ended September 30, 2014, earning licensing revenues in the amount of $712,000 compared to $75,000 for the nine months ended September 30, 2013. Maintenance fees totaled $52,000 compared to $500 at September 30, 2013. This was a result of the new revenue model implemented in the third quarter of 2013 and remains the Company’s focus for the 2014 fiscal year.

In addition, the Company had transactional revenue of $8,750 and other income of $115 compared to $7,413 and $0 at September 30, 2013. The increase was attributed to the Company’s marketing plan.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$48,802	$77,546	$772,865	$82,913

Cost of revenues	2,000	-	46,527	-
Gross profit	46,802	77,546	726,338	82,913

Operating expenses
General and administrative	387,244	34,637	535,342	45,948
Research and Development	139,324	3,037	180,683	7,000
Total Operating Expenses	526,568	37,674	716,025	52,948

Profit or (Loss) from Operations	(479,766)	39,872	10,313	29,965

Other Income/(Expense)
Interest expense	(7,475)	-	(10,409)	-
Loss on conversion of debt	(63,000)	-	(63,000)	-
Other income or (expense) cost recovery	66,434	-	119,576	-
Total Other Income/(Expense)	(4,041)	-	46,167	-

Net income or (loss) before income taxes	(483,807)	39,872	56,480	29,965
Provision for income taxes	800	-	800	-
Net income or (loss)	$(484,607)	$39,872	$55,680	$29,965

Net profit or Loss Per Share - Basic	$0.00	$0.00	$0.00	$0.00

Net profit or Loss Per Share - fully Diluted	$0.00	$0.00	$0.00	$0.00
Weighted average number of shares outstanding during the period - basic	4,223,092,304	71,139,772	4,223,092,304	3,961,811,564
Weighted average number of shares outstanding during the period - diluted	4,223,092,304	71,139,772	4,223,092,304	3,986,811,564

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Nine -months ended September 30, 2014 and 2013 (Cont.)

The Company continued its process of restructuring itself and incurred $101,129 in professional fees for the nine months ended September 30, 2014. The Company reduced its’ datacenter costs from $1,000 per month to $500 per month after bringing the account current. . G & A expenses included $107,778 in employee stock compensation leaving the remaining $320,935 in ordinary operating expenses. In addition, the cost of outside programmers was to facilitate the modifications on the licensing agreements of $124,991 coupled with the cost of In-house programmers of $55,692.

	For the Nine Months Ended September 30,
	2014	2013
	(Unaudited)	(Unaudited)

General and Administrative Expenses

Advertising and marketing expense	$26,412	$-
Automobile expense	3,497	-
Non capitalitzabile website expenses	8,505	-
Amortization website	1,334	-
Bank charges	1,960	207
Commissions	500	-
Contract labor	-	35,703
Officers salaries	108,750	-
Sales & administrative salaries	76,452	-
Payroll labor burden	35,787	-
Insurance	2,571	-
Datacenter expense	5,500	9,000
Legal and professional fees	101,129	-
Meals and entertainment - 50%	2,369	-
Travel	5,758	-
Other expenses	4,045	-
Rent	15,198	-
Repairs and maintenance	3,496	-
Utilities	1,446	-
Security	1,150	-
Supplies - office	9,873	-
Depreciation	3,613	-
Postage	1,476	302
Telephone	6,743	736
Employee stock compensation	107,778	-
Total General and Administrative Expenses	535,342	45,948

Research and Development
Outside programmers	124,991	7,000
In-house programmers - including CTO	55,692	-
Total Research and Development	180,683	7,000

Total Operating Expenses	$716,025	$52,948

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Cash Flows

December 31, 2013 and 2012

Cash used in operating activities

At December 31, 2013, the Company generated revenue from licensing and transactional fees in the amount of $89,496, of which $6,000 was accounts receivable. The Company paid operating expenses of $47,129 leaving net cash from operating activities at $36,367.

At December 31, 2012 the Company generated revenues of $15,487 of which $8,000 was used to pay operating expenses, $4,000 in accrued liabilities and the remaining $3,907 comprised accounts payable for a net operating cash of $103. The non-cash consulting fees of $30,000 was paid by the Company as a result of issuing 3,000,000,000 shares of common stock at a par value of $0.00001.

In addition, the Company had forgiveness of debt of $82,389, a decrease in derivative liability of $32,164 and an increase in accrued interest of $11,736 resulting in a net other income and expense of $102,817.

Cash used in investing activities

We had net cash of $3,552 in investing activities for the year ended December 31, 2013 for the acquisition of new computer equipment for the software developers. We had no investing activities in the year ended December 31, 2012.

Cash used in financing activities

Net cash provided by financing activities totaled $32,750 which is comprised of $10,000 paid to settle an outstanding debt with its officer and a repayment of a convertible debt of $22,750 for the year ended December 31, 2013 compared to $103 from the result of a cash over draft for the year ended December 31, 2012.

September 30, 2014 and 2013

Cash used in operating activities

Net cash provided by operating activities totaled $61,369 for the nine-months ended September 30, 2014 compared to $27,241 used for the nine-months ended September 30, 2013, respectively. The Company collected $724,365 in licensing revenues, maintenance and transaction fees, paying cost of revenues of $46,527, research and development of $180,683 and general and administrative expense of $357,319 for a total cash expense of $584,529. Leaving cash of $139,836 less prepaid expenses of $45,821 and the prior year’s accounts payable and accrued expenses of $32,646 for a net operating cash of $61,369.

Cash used in investing activities

We used net cash of $88,175 in investing activities for the nine -months ended September 30, 2014 which comprised $69,175 in expenses for the new facility and $9,000 paid to outside contractors for the build out of the Company website. The Company purchased 1,000,000,000 shares of common stock from its major shareholder for $10,000. We had $1,375 used in investing activities in the nine months ended September 30, 2013.

Cash used in financing activities

Net cash provided by financing activities totaled $78,551 in which the Company received a related party loan from its major shareholder of to bridge the financing of the Company and financing was provided by a third party for the acquisition of GreenPay, LLC for the nine-months ended September 30, 2014 compared to net cash used of $10,000 for the nine-months ended September 30, 2013.

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Financial condition

December 31, 2013

As of December 31, 2013, we had a working capital deficit of $781,660, an accumulated deficit of $3,885,338 and a total stockholders’ deficit of $778,286.

We do not have a line of credit facility. We do not have any material commitments for capital expenditures during the next twelve months. Any required expenditure will be completed through internally generated funding or from proceeds from the sale of common or preferred stock.

September 30, 2014

As of September 30, 2014, we had working capital deficit of $606,430, an accumulated deficit of $3,829,658 and a total stockholders’ deficit of $514,828.

On October 29, 2014, the Company secured a $5 million USD line of credit from TCA Fund Management Group (“TCA”), a U.S.-based investment management company that specializes in senior secured lending and advisory services to small and medium sized companies. Terms of the agreement are that MyECheck will initially draw down approximately $550,000; will pay approximately $60,000 in fees in cash; issue approximately 3.9 million shares and establish a share reserve fund (to be determined) to TCA and its associates.

We do not have any material commitments for capital expenditures during the next twelve months. Any required expenditure will be completed through internally generated funding or from proceeds from the sale of common or preferred stock.

Liquidity and Capital Resources

December 31, 2013

For the year ended December 31, 2013, we had net income of $136,658, and at December 31, 2013, we had an accumulated deficit of $3,885,338 and a total stockholders' deficit of $778,286. As of December 31, 2013, we had cash and cash equivalents totaling $65 and a working capital deficit of $781,660.

September 30, 2014

For the nine months ending September 30, 2014, we had net income of $55,680, and at September 30, 2014, we had an accumulated deficit of $3,829,658 and a total stockholders’ deficit of $514,828. As of September 30, 2014, we had cash and cash equivalents totaling $51,810 and a working capital deficit of $606,430.

The Company can continue its operations with its current resources for three and a half (3 1/2) months and will require 2.4 million dollars ($2,400,000) to operate for the next twelve (12) months.

Critical Accounting Policies

The Company uses the accrual basis of accounting and accounting principles generally accepted in the United States of America (“GAAP” accounting) are the financial statements are presented in US dollars. The Company has adopted a December 31 fiscal year end. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and the expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition

The Company records revenue when all of the following have occurred; (1) persuasive evidence of an arrangement exists, (2) product delivery has occurred, (3) the sales price to the customer is fixed or determinable, and (4) collectability is reasonably assured.

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The Company earns revenue from services, which has included the following: electronic check processing, financial verification, identity verification and check guarantee services. The services are performed under the terms of a contract with a customer, which states the services to be utilized and the terms and fixed price for all services under contract. The price of these services may be a fixed fee per transaction and/or a percentage of the transaction processed depending on the service.

Revenue from electronic check processing is derived from fees collected from merchants to convert merchant customer check data into an electronic image of a paper draft, which allows the Company to deposit the funds to the merchant’s bank through image clearing with the Federal Reserve on behalf of the bank. The Company recognizes the revenue related to electronic check processing fees when the services are performed.

Revenue from financial verification is derived from fees collected from merchants to process requests to validate financial verifications to an outside service provider under contract with the Company. This revenue is recognized when the transaction is processed, since the Company has no further obligations.

Revenue from check guarantee services is derived from fees collected from merchants to process transaction to an outside service provider under contract with the Company. This revenue is recognized when the transaction is processed, since the Company has no further obligations.

Stock-based compensation

Stock-based compensation is accounted for at fair value in accordance with (ASC 718). To date, the Company has not adopted a stock option plan and has not granted any stock options.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of it financial instruments, including stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income.

For option-based simple derivative financial instruments, the Company uses the Black-Scholes option-pricing model to value the derivative instruments at inception and subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

Income Taxes

Income taxes are accounted for under the assets and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for one year in which those temporary differences are expected to be recovered or settled. Use of net operating loss carry forwards for income tax purposes may be limited by Internal Revenue Code section 382 if a change of ownership occurs.

Earnings per Share

In accordance with accounting guidance now codified as FASB ASC Topic 260, “Earnings per Share,” basic earnings (loss) per share is computed by dividing net income (loss) by weighted average number of shares of common stock outstanding during each period. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs).

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Item 3: Properties

MyECheck’s primary business operations have been established in greater Sacramento, CA area. The Issuer does not hold title to any real estate properties. Subsequently, the Issuer does not have any mortgages, liens or encumbrances against such properties.

On July 1, 2014, MyECheck, leased approximately 3700 square feet of Class A Office Space in the City of Folsom California as its corporate headquarters and primary product development center. This is a 42 month full service lease expiring on December 31, 2017 with an average rent per month of $4,866. The rent increases annually by $0.05 per square foot. Both physical and electronic security features are employed at this location. Our phone number is (844) 693-2432.

On October 28, 2014, MyECheck amended its original lease agreement with Maidu Investment, LLC (Maidu Investment) at the office development known as College Point Business Center, located at 2600 E. Bidwell Street in the City of Folsom, State of California, to include an expansion space defined as Suite 190. The lease term on the expansion space is 42 months expiring on June 30, 2018 with an average rent per month of $6,245. MyECheck paid an additional security deposit in the amount of $20,000, for a combined deposit amount of $52,812.

In addition, MyECheck entered into a secured networking co-location lease with QTS Data Center. The terms of this agreement are three (3) years at $500 per month. MyECheck uses the services of QTS Data Center, located about 90 miles from San Francisco in seismically-neutral Sacramento. The data center and the Folsom office are connected via a secure VPN, allowing the development staff to interact with the MyECheck development, test, and production equipment.

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Item 4: Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following tabulates holdings of shares of the Company by each person who, subject to the above, at the date of this registration statement, holders of record or is known by Management to own beneficially more than 5.0% of the Common Shares and, in addition, by all directors and officers of the Company individually and as a group. Each named beneficial owner has sole voting and investment power with respect to the shares set forth opposite his name.

Shareholdings at Date of

Filing

Name and Address of Beneficial Owner	Common Stock	Percentage
Edward R. Starrs	1,953,456,970	47.44%
PO Box 10712
Zephyr Cove, NV 89448

William B. Delgado – Director	-	0.00%
9477 Greenback Lane
Folsom, CA 95630

Robert S. Blandford	92,314	0.00%
2624 Alana Court
Cameron Park, CA 95682

Bruce M. Smith	500,000	0.01%
401 Listowe Drive
Folsom, CA 95630

Rod Zalunardo	-	0.00%
2795 East Bidwell Street Unit 100-236
Folsom, CA 95630

Seven Mile Securities	275,000,000	6.68%
724 Britannia Drive
Seven Mile Beach Grand Cayman
KY1 1203 Cayman Islands

Titan International Securities, Inc.	280,000,000	6.80%
The Matalon Bldg Coney Drive
Ste 403 4th Floor
Belize City, Belize

Except as described above, there are currently no options, warrants, rights or other securities conversion privileges granted to our officers, directors or beneficial owners.

Securities Authorized for Issuance Under Equity Compensation Plans.

We have no equity compensation plans.

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Item 5: Directors and Executive Officers

The following persons listed below have been retained to provide services as directors and executive officers until the qualification and election of his successor. All holders of Common Stock will have the right to vote for Directors of the Company. The Board of Directors has primary responsibility for adopting and reviewing implementation of the business plan of the Company, supervising the development business plan, review of the officers' performance of specific business functions. The Board is responsible for monitoring management, and from time to time, to revise the strategic and operational plans of the Company. Directors receive no cash compensation or fees for their services rendered in such capacity.

Name	Age	Position	Date Appointed
Edward R. Starrs	53	President	October 29, 2004
		Chief Executive Officer
		Chairman of the Board
		Director

Rod R. Zalunardo	58	Senior Vice President	April 1, 2014
		Chief Operating Officer

Robert S. Blandford	54	Vice President Product Development	October 29, 2004
		Chief Technology Officer
		Secretary
		Board Member

Bruce M. Smith	55	Vice President Administration & Finance	March 1, 2014
		Chief Financial Officer
		Controller

W.J. "Bill" Delgado	55	Investor Relations	March 1, 2014
		Board Member
		Director

Biographic Sketches

Ed Starrs, Founder, President and CEO

Ed Starrs has more than 24 years of experience as an international business executive with management experience in multiple industries. He has been an officer and director of MyECheck since its formation in 2004. . From January, 2002 through October, 2004, Mr. Starrs was President of Digency, Inc., an online payment company engaged in credit card and eCheck transaction processing for Internet Merchants. Starrs was previously President of Starnet Systems International, Inc., a public company that processed more than $2 billion annually in Internet transactions through the year 2000 using its StarMX transaction processing engine. Starrs created comprehensive solutions for Internet payment processing including developing and implementing systems to control fraud, secure transactions, and increase global distribution for e-commerce merchants.

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Rod Zalunardo, Senior Vice President and COO

Rod Zalunardo joined MyECheck in April 2014. He is a veteran C-Level Officer with extensive experience in both the academic and private sectors. He has over 25 years' experience as CEO, COO, CFO and Director of successful technology companies with strong skills in all areas of corporate management. He held a variety of leadership positions at the University of Southern California from 1979 through 2003. His final responsibility at USC was directing the leading telemedicine operation in Southern California. From 2005 through 2012 Mr. Zalunardo acted as Chief Operating Officer and Chief Financial Officer for American HealthGuard, a dental HMO with over 1500 providers in the Southern California market. In September, 2012 to the present, Mr. Zalunardo became a Partner and Consultant for Health Credit Partners, Inc. HCP was a partnership formed in 2005 to take advantage of the financing options within the health care fields of dentistry and primary care medicine. Over time this has evolved to include consulting for all areas of the health care delivery market place.

Robert “Steve” Blandford, Vice President, Product Development, CTO and Board Member

Steve Blandford joined MyECheck in July 2004. He brings more than 25 years of experience as a senior information technology professional including serving as CTO for companies in the online entertainment and gaming industries. He is skilled at both business and technology adoption. His professional background includes i2 Corp., MXM Media, Maxim Entertainment Group, Perspective Technologies, Win Streak and others. From January, 2002 through October, 2004, Mr. Blandford was Chief Technology Officer for Digency, Inc., an online payment processing company engaged in credit card and eCheck transaction processing for Internet Merchants.

Bruce M. Smith, CPA, Vice President, Administration/Finance, Controller, and CFO

Bruce Smith is a Certified Public Accountant. He joined MyECheck in March 2014 where he brings a significant amount of executive and financial experience. He is a forensic auditor, business advisor and a seasoned financial professional with over 30 years of progressive accounting responsibility.

In 2004, Smith became a Principal of BBRS, LLP, one of the most prestigious accounting firms in the Sacramento region. In 2005, Smith became a Capital Partner in the firm. Mr. Smith remains a Partner in the firm and devotes approximately 10% of his time to this position. He oversees the Outsourced CFO and Controller Services, Small Business Consulting, and traditional CPA services for financial statements (Compiled, Reviewed, and Audited), and tax work. Prior to joining BBRS, LLP, Smith worked as a CPA consultant for hire, offering contract CFO, Controller, and Consulting services for small businesses. From 1999 through 2001, Smith was the Corporate Controller for eCongo.com, Inc., an ASP internet software developer specializing in creating on-line enterprises.

W.J. "Bill" Delgado, Board Member, Investor’s Relations

Bill Delgado has 33 years of technology management experience as CEO, CFO and Director. Delgado founded All Star Telecom in 1991 which he sold to International FiberCom in 1999. In 2002, Delgado became President/CEO of Pacific Comtel which was acquired in 2004 by GDSI, Inc., where he became a Director, President, CEO and CFO. He recently stepped down as CEO of GDSI to work with MyECheck.

Delgado brings a wealth of invaluable experience and contacts to MyECheck. He has practical business experience deploying multiple global digital technologies. While President of GDSI, Delgado closed large high technology contracts with U.S., and foreign governments.

Audit Committee Financial Expert

We do not have an audit committee financial expert as we believe the cost related to retaining a financial expert at this time is prohibitive. Further, because we are only beginning our commercial operations, at the present time, we believe the services of a financial expert are not warranted.

Conflicts of Interest

The only conflict that we foresee is that one of our officers and one director devotes time to projects that do not involve us. Our director devotes a portion of his working time to one other publicly traded company and our officer in one other private business activity. However, management believes this does not constitute a risk to the shareholders given the time allocated to these outside projects.

SECTION 16(A) BENEFICIAL OWNER REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 requires that the Company's directors, executive officers, and persons who own more than 10% of registered class of the Company's equity securities, or file with the Securities and Exchange Commission (SEC), initial reports of ownership and report of changes in ownership of common stock and other equity securities of the Company. Officers, directors, and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

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Code of Ethics

Our board of directors has approved, and we have adopted, a Code of Ethics that applies to all of our directors, officers, employees, consultants and agents. We will provide a copy of the Code of Ethics free of charge upon request to any person submitting a written request to our chief executive officer.

Item 6: Executive Compensation

MyECheck pays Mr. Edward R. Starrs, MyECheck’s President and Chief Executive Officer, an annual salary of $55,000 and provides health insurance coverage for Mr. Starrs and his children.

MyECheck pays Mr. Robert S. Blandford, MyECheck’s Vice President of Technology and Chief Technology Officer, an annual salary of $100,000 and provides health insurance coverage for Mr. Blandford.

MyECheck pays Mr. Bruce M. Smith, MyECheck’s Vice President of Finance and Chief Financial Officer, an annual salary of $100,000 and provides complete health insurance coverage for Mr. Smith.

MyECheck pays Mr. Rod Zalunardo, MyECheck’s Senior Vice President and Chief Operating Officer, an annual salary of $100,000 and provides complete health insurance coverage for Mr. Zalunardo.

The following table sets forth the total compensation by MyECheck pays it Officers:

	Annual Compensation				Long-Term Compensation
					Awards		Pay-outs
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/SARs (#)	LTIP Payouts

Edward R. Starrs	2014	55,000	-	-	-	-	-
(President & CEO)

Robert S. Blandford	2014	100,000	-	-	-	-	-
(Chief Technology Officer)

Bruce M. Smith	2014	100,000	-	-	-	-	-
(Chief Financial Officer)

Rod Zalunardo	2014	100,000	-	-	-	-	-
(Chief Operating Officer)

On April 7, 2009 the Company adopted the 2009 Equity Incentive Plan (the “Plan”) covering 10,000,000 stock rights including options, restricted stock and stock appreciation rights. Under the Plan, employees, and consultants receive initial grants of options, which vest immediately, and the remaining unvested portion of a grant vests ratably over a three-year period.

On May 11, 2009, the Company granted 7,300,000 non-qualified stock options to employees and non-employee consultants for services to be rendered over a three-year period. The options are exercisable over a 5 - 10 year term at $0.13 per share and vest 25% immediately while the remaining 75% vests monthly in equal increments over a three-year period. These options had a fair value of $871,828 using the Black-Scholes option-pricing model.

On December 31, 2011 by order of a Board Resolution all non-qualified stock options and warrants cancelled.

There are no retirement, pension, or profit sharing plans for the benefit of our officers and directors.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans.

Compensation of Directors

We do not have any plans to pay our directors any compensation for Board participation.

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Item 7: Certain Relationships and Related Transactions

The Company’s major shareholder has agreed to advance short term funding until revenue or other funding has been obtained. The advances and repayments will fluctuate depending on cash flow. As of June 30, 2014, the amount owed the shareholder was $29,029. Subsequently, on July 10, 2014 the Company repaid $10,000 of the advance. As of the date of the filing the amount owed the shareholder was $14,933. At December 31, 2014 the Company will finalize a new note payable.

MyECheck is not required as a Bulletin Board listed company to have independent directors and at the present time does not have any directors who are not also members of management.

On June 28, 2004, the Company entered into a Patent License Agreement with Ed Starrs, its founder and CEO, under which the Company will become the sole licensee of a newly granted patent for check processing technology. No royalties will be due for the patent for one year, and future royalties for the remaining nineteen (19) years are defined in Article III – License Payments of the Patent License Agreement herein attached as Exhibit 10-17, pursuant to Item 404 of Regulation S-K. As of the date of the filing there have been no royalty payments made or are currently due as the Company has not met the terms described in the Patent License Agreement, Article III.1.b., which states: “.. providing that the Gross Sales exceed One Hundred Thousand US Dollars (US $100,000) in any single calendar month, or exceed One Million and Two Hundred Thousand US Dollars (US $1,200,000) in any single calendar year.”

Item 8: Legal Proceedings

MyECheck may from time to time be involved in various claims, lawsuits, and disputes with third parties, actions involving allegations of discrimination, intellectual property infringement, or breach of contract actions incidental to the operation of its business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm its business. MyECheck is currently not aware of any such legal proceedings or claims that they believe will have, individually or in the aggregate, a material adverse effect on its business, financial condition or operating results.

During 2005, a lawsuit was filed against the Company in the State of California, claiming the Company was using the technology created by the plaintiff. On March 31, 2010, the Company settled the case with the plaintiff with a payment of 275,000 shares of the Company’s stock. The stock was valued at $46,750 ($0.17/share), based upon the quoted closing trading price. At December 31, 2009, the Company accrued the settlement as the amount was known prior to the issuance of the financial statements.

On August, 21, 2012, a judgment was filed against the Company in the State of California, awarding the plaintiff $38,182.80 for unpaid legal fees, damages and interest. As of December 31, 2014, the judgment is still in force and the amount remains unpaid. The Company’s management will open discussions with the law firm to attempt to negotiate a settlement in the first quarter of 2015.

On October 10, 2014, the Company filed a complaint with the United States District Court, Sacramento Division, against Zipmark, Inc. and Jay Bhattacharya, Inc. for damages for breach of contract in the amount of $35,000 plus interest from June 1, 2012, patent infringement damages in an amount no less than $500,000 and that such amounts be tripled, and for a temporary and permanent injunction prohibiting defendants from using the patented MyECheck technology for online check processing. MyECheck has been informed that the defendants Zipmark and Jay Bhattacharya continue to operate Zipmark’s business using technology that infringes on MyECheck’s patented technology. In addition, defendant Zipmark breached the Services Agreement by failing to pay the second part of the required license fee. As of the date of the filing, Zipmark and/or Jay Bhattacharya have filed a motion to dismiss and challenge the venue. The Company has filed a response to these motions and continues to vigorously pursue all claims against Zipmark and Jay Bhattacharya.

On December 11, 2014, the Company filed a complaint with the United States District Court, Sacramento Division, against Sweetsun Intertrade, Inc., Seven Mile Securities, Titan International Securities, Inc. and Scottsdale Capital Advisors Corporation for declaratory relief for cancellation of share certificates, damages for fraud, including punitive damages from Sweetsun, and preliminary and permanent injunctions restraining them from transferring any shares of the Company’s common stock. In 2010, the Company entered into a settlement agreement with Tangiers Investors, LP on a note due Tangiers in the amount of $32,200 plus attorney fees. Sweetsun was to have purchased the note from Tangiers satisfying the liability. Sweetsun failed to purchase the note and induced the Company to issue shares to Titan International Securities, Inc. as if the note had been paid. The Company first learned of the false claim of defendant Sweetsun’s representations, and the additional issuance of fraudulent shares to Seven Mile Securities in October, 2013. Defendant Scottsdale Capital Advisors Corporation currently holds an unknown amount of the shares of stock in the Company that were originally issued to defendants Sweetsun, Seven Mile Securities and Titan International. MyECheck paid the note thereby eliminating the liability and on October 9, 2014, Tangiers acknowledged that it had been paid in full.

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PART II

Item 9: Market for Common Equity, Related Stockholder Matters and Small Business Issuer Purchases of Equity Securities

Our common stock is quoted on the OTCQB Marketplace (“Pink OTC”) or pink sheets under the symbol “MYEC”. As of December 31, 2014, there were approximately 103 stockholders of record of our common stock. The transfer agent for our common stock is Signature Stock Transfer.

The following table sets forth the high and low bid prices for our common stock for the periods indicated, as reported by the Pink OTC. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Period	High	Low
March 10, 2008 through March 31, 2008	$4.9	$4.9
April 1, 2008 through June 30, 2008	5.5	1.55
July 1, 2008 through September 30, 2008	3.4	1.25
October 1, 2008 through December 31, 2008	3.05	0.92
January 1, 2009 through March 31, 2009	1.9	0.34
April 1, 2009 through June 30, 2009	0.49	0.11
July 1, 2009 through September 30, 2009	0.3	0.09
October 1, 2009 through December 31, 2009	0.2	0.08
January 1, 2010 through March 31, 2010	0.18	0.02
April 1, 2010 through June 30, 2010	0.02	0.02
July 1, 2010 through September 30, 2010	0.07	0.01
October 1, 2010 through December 31, 2010	0.01	0.01
January 1, 2011 through March 31, 2011	-	-
April 1, 2011 through June 30, 2011	-	-
July 1, 2011 through September 30, 2011	0.15	0.15
October 1, 2011 through December 31, 2011	1.00	1.00
January 1, 2012 through March 31, 2012	0.51	0.01
April 1, 2012 through June 30, 2012	0.51	0.06
July 1, 2012 through September 30, 2012	1.00	0.1
October 1, 2012 through December 31, 2012	1.00	0.05
January 1, 2013 through March 31, 2013	0.09	-
April 1, 2013 through June 30, 2013	0.01	-
July 1, 2013 through September 30, 2013	0.04	-
October 1, 2013 through December 31, 2013	-	-
January 1, 2014 through March 31, 2014	0.08	-
April 1, 2014 through June 30, 2014	0.07	0.02
July 1, 2014 through September 30, 2014	0.04	0.01
October 1, 2014 through December 31, 2014	0.04	0.02

The last reported sales price of our common stock on the Pink OTC on February 5, 2015 was $0.0186 per share.

Dividend Policy

We have not previously paid any cash dividends on our common stock and do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. We currently intend to use all our available funds to develop our business. We can give no assurances that we will ever have excess funds available to pay dividends.

Securities authorized for issuance under Equity Compensation Plans

We do not have any equity compensation plans and we have not authorized any securities to be issued under an approved plan.

Trading Information

Our common stock is currently approved for quotation on the OTCQB Marketplace (“Pink OTC”) or pink sheets maintained by the Financial Industry Regulatory Authority, Inc. (FINRA) under the symbol MYEC.

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Item 10. Recent Sales of Unregistered Securities

Stock Issuance

On May 29, 2012 the Company issued 3,000,000,000 shares of common stock as compensation to its principal stockholder under the terms of an employment agreement, having a fair value of $30,000 ($0.00001/share), based upon recent quoted trading price. The principal stockholder is considered an insider and would be deemed a sophisticated investor in that he has sufficient knowledge and experience in financial and business matters to make him capable of evaluating the merits and risks of receiving the shares. The securities were not registered under the Securities Act, or the securities laws of any state, and were offered or issued in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act, as a transaction by the Company not involving any public offering.

On December 21, 2012, the Company issued 255,000,000 shares of its common stock, having a fair value of $2,550 ($0.00001/share) in settlement of outstanding accounts payable of $2,550, based upon recent quoted trading price. At the date of settlement the quoted fair value of the Company’s stock was par. No gain or loss was recognized on the transaction. The settlement was issued to Titan International Securities, Inc. who is deemed an accredited investor. The securities were not registered under the Securities Act, or the securities laws of any state, and were offered or issued in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering.

During the year ended December 31, 2012, the Company issued an aggregate of 260,000,000 shares of its common stock to Sweetsun Intertrade, Inc., who is deemed an accredited investor, for the conversion of a $2,600 convertible note payable, based upon recent quoted trading price. At the date of settlement the quoted fair value of the Company’s stock was par. No gain or loss was recognized on the transaction. The securities were not registered under the Securities Act, or the securities laws of any state, and were offered or issued in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering.

As of December 31, 2013, Tangiers, an accredited investor, sold $9,250 of its convertible debt to other investors and the Company was required to settle the debt with 925,000,000 shares of its common stock. At the date of settlement the quoted fair value of the Company’s stock was par. No gain or loss was recognized on the transaction. The securities were not registered under the Securities Act, or the securities laws of any state, and were offered or issued in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering.

During the year ended December 31, 2013, the Company issued 250,000,000 shares of its common stock to Sierra Global, LLC, who is deemed an accredited investor, for a subscription receivable of $17,500. The securities were not registered under the Securities Act, or the securities laws of any state, and were offered or issued in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering.

The Company contracted with an outside consultant, Kenneth Hobbs, to develop its website. The process began at the end of March, 2014 and continued through June with the support of additional consultants. Compensation was 500,000 shares of common stock, having a fair value of $15,000 ($0.03/share), based upon recent quoted trading price. Mr. Hobbs is deemed a sophisticated investor in that he has sufficient knowledge and experience in financial and business matters to make him capable of evaluating the merits and risks of receiving the shares. The securities were not registered under the Securities Act, or the securities laws of any state, and were offered or issued in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering.

The Company issued 400,000,000 shares of its common stock to Sierra Global, LLC, who is deemed an accredited investor,for a subscription receivable, having a fair value of $51,600 ($0.000129/share), based upon recent quoted trading price. The securities were not registered under the Securities Act, or the securities laws of any state, and were offered or issued in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering.,

Additionally, the Company issued 25,000,000 shares of its common stock to Asher Enterprise, Inc., who is deemed an accredited investor for the settlement of debt, having a fair value of $3,225 ($0.000129/share), based upon recent quoted trading price. The securities were not registered under the Securities Act, or the securities laws of any state, and were offered or issued in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering.

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On October 29, 2014, the Company issued 2,941,176 shares of common stock to TCA Global Credit Master Fund, LP, an investment management company, who is deemed an accredited investor, for advisory fees not to exceed $100,000 as part of the terms for securing a $5,000,000 line of credit. . The securities issued were not registered under the Securities Act, or the securities laws of any state, and were offered or issued in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering.

Convertible Debt Payable

June 26, 2009 Convertible Debt – Tangiers Investors, L.P.

Terms

On June 26, 2009, the Company issued redeemable convertible debt totaling $35,000. The Company paid $2,800 in debt issue costs and received net proceeds of $32,200. The note was due on June 26, 2010, and went into default. The note bears interest at 8% and is unsecured.

Conversion

The debt is convertible based upon 60% of the average of the three lowest closing bid prices within the prior fifteen trading day period. The conversion option may be exercised in the event of default or in whole or part at the option of the holder of the note prior to the debt’s maturity. If any portion of the principal and/or interest are not paid within 10 days of when it is due (beginning June 26, 2010), the discount multiplier used to determine the conversion price decreases 1% for each period of 10 business days that any portion of the amount due remains unpaid by the Company for all conversions thereafter.

If the average price per share (as computed above based upon a 60% discount) of the Company’s stock is below $0.10, the Company has the right to prepay the portion of the Debenture that the Holder elected to convert, plus any unpaid interest, at 150% of such amount. The Company has the option with written notice to the Holder to prepay the note at 150% of the principal amount and accrued interest to the date of payment.

If conversion is held up by a third party or the Company cannot convert the note into common stock, all amounts are accelerated for payment and redeemable in cash at a price of 175% of principal plus all unpaid accrued interest to date.

If the note goes into default, the holder may elect to cancel any outstanding conversion notice and declare all amounts due and payable in cash at a price of 150% of principal plus all unpaid accrued interest to date.

The Note was not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation.  In addition the notes contain a conversion price adjustment which is based upon 60% of the average of the three lowest closing bid prices within the prior fifteen trading day period.

Therefore, the estimated fair value of the conversion feature of $30,333 (based on observable inputs) was bifurcated from the Note and accounted for as a separate derivative liability.  The Note Derivative is carried at fair value (using the Black Scholes Model) until the Note is converted or otherwise extinguished. Any changes in fair value are recognized in earnings.

At December 31, 2013 and 2012, the fair value of the Note Derivative was estimated to be $0.00 and $18,200, resulting in a gain of $12,133 and $18,200 for 2013 and 2012, respectively.

During the year ended December 31, 2013, the Company paid $22,750 of this debt leaving a balance owing at December 31, 2013 of $22,750. On September 23, 2014, the Company paid the remaining balance of $22,750 plus $440 for a combined total paid of $23,190.

April 26, 2010 Convertible Debt – Asher Enterprises, Inc.

Terms

On April 26, 2010, the Company issued and executed a convertible note for $50,000. The Company paid $3,000 in debt issue costs and received net proceeds of $47,000. The note has a term of one year and bears interest at 8%, default interest rate of 22%, and is unsecured.

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Conversion

The debt is convertible based upon 55% of the average of the three lowest closing prices within the prior ten trading day period. The conversion option may be exercised in the event of default or in whole or part at the option of the holder of the note prior to the debt’s maturity.

Additionally, the note contains a ratchet provision. The Company determined under ASC 815, that the embedded conversion feature (if offering of common stock is at no consideration or at a price that is lower than the effective conversion price on the date shares are offered for sale, than a ratchet down of effective exercise price to price per share offered for common stock would be used to determine additional shares to be issued). The Company has determined that this ratchet provision indicates that these shares, if issued, are not indexed to the Company’s own stock and, therefore, is an embedded derivative financial liability, which requires bifurcation and to be separately accounted for. At each reporting period, the Company will mark this derivative financial instrument to fair value.

For the years ended December 31, 2013 and 2012, the note was in default. At December 31, 2012 the balance on the note was $32,000. On January 17, 2014, the debt was converted into 25,000,000 shares of common stock, at a price per share of $0.002. The fair market value on the conversion date was $0.0038 per share for a fair value of $95,000 resulting in a loss to the Company of $63,000 which was recorded in the first quarter of 2014.

The Note was not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation.  In addition the notes contain a conversion price adjustment which is based upon 60% of the average of the three lowest closing bid prices within the prior fifteen trading day period. Therefore, the estimated fair value of the conversion feature of $26,182 (based on observable inputs) was bifurcated from the Note and accounted for as a separate derivative liability.  The Note Derivative is carried at fair value (using the Black Scholes Model) until the Note is converted or otherwise extinguished. Any changes in fair value are recognized in earnings.

At December 31, 2013 and 2012, the fair value of the Note Derivative was estimated to be $0 and $12,218, resulting in a gain of $12,218 and $13,964 for 2013 and 2012, respectively.

Item 11: Description of the Registrant’s Securities to be Registered

Authorized Capital Stock

We are authorized to issue 5,000,000,000 shares of capital stock, of which 4,900,000,000 are shares of common stock, par value $.00001 per share (the “Common Stock”), and 100,000,000 shares of preferred stock, par value $.00001 per share (the “Preferred Stock”).

As of August 30, 2014, we have issued and outstanding securities on a fully diluted basis:

●	4,117,970,000 shares of common stock

●	no shares of preferred stock;

●	no stock options;

●	no warrants to acquire shares of our common stock; and

●	no unissued and unvested restricted stock grants.

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Common Stock

The holders of the common stock are entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of legally available funds; however, the current policy of our Board of Directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of the common stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of the common stock will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of the common stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our Board of Directors and issued in the future.

Each outstanding share of common stock is entitled to one vote and each fractional share is entitled to a corresponding fractional vote on each matter submitted to a vote of shareholders. Cumulative voting is allowed in the election of directors of the Company.

The holders of a majority of the shares who are entitled to vote at a shareholders meeting and who are present in person or by proxy shall be necessary for and shall constitute a quorum for the transaction of business at shareholder meetings, except as otherwise provided by the New Jersey statutes. If a quorum is not present or represented at a meeting of the shareholders, those present in person or represented by proxy shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At an adjourned meeting where a quorum is present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

When a quorum is present at a meeting of shareholders, the vote of the holders of a majority of the issued and outstanding shares having voting power, present in person or represented by proxy, shall decide any question brought before the meeting, unless the question is one which, by express provision of the statutes, requires a higher vote in which case the express provision shall govern.  The shareholders present at a duly constituted meeting may continue to transact business until adjournment, despite the withdrawal of enough shareholders holding, in the aggregate, issued and outstanding shares having voting power to leave less than a quorum.

Preferred Stock

Our Board of Directors will be authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our Board of Directors, which may include, among others, distinct classes or series, dividend rights, voting rights, liquidation preferences, redemption rights, conversion rights and preemptive rights.

Warrants

In connection with the sale of the Shares, MyECheck has entered into warrant agreements with Youngal Group Ltd. And Anshan Finance Ltd. (the “Warrants”). The terms of the Warrants provide the Investors the opportunity to purchase up to 4,000,000 additional shares of MyECheck’s common stock for a purchase price of $4.00 per share or $2.00 per share, respectively. The Warrants may only be exercised following the effective time of the proposed merger between MyECheck and Sekoya and the right to exercise the warrants terminates as of 5:00 p.m. local time in Vancouver, B.C. on the third anniversary of issuance. The Warrants were to be issued in reliance upon an exemption from the registration requirements of the Act provided by Regulation S and may only be transferred in accordance with the provisions of Regulation S, pursuant to an effective registration under the Act, or pursuant to an available exemption from registration under the Act. Upon conversion of the Note all associated warrants were cancelled.

On December 31, 2011 by order of a Board Resolution all non-qualified stock options and warrants cancelled.

Prior to exercise, the warrants do not confer upon holders any voting or any other rights as a stockholder. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we may, in our discretion, upon exercise, round up to the nearest whole number the number of shares of our common stock to be issued to the warrant holder or otherwise equitably adjust the exercise amount and exercise price per share.

Registration Rights

We have agreed to include all shares of common stock sold in private placements, including any warrants issued in connection therewith, or for fees, as well as certain share that have been issued as consideration for services, in our next filed "resale" registration statement with the Securities and Exchange Commission.

31

Item 12: Indemnification of Directors and Officers

The Corporation Laws of the State of Wyoming and MyECheck’s Bylaws provide for indemnification of MyECheck’s Directors for liabilities and expenses that they may incur in such capacities. In general, Directors and Officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of MyECheck, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Furthermore, the personal liability of the Directors is limited as provided in MyECheck’s Articles of Incorporation.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Wyoming law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Item 13: Financial Statements

The consolidated financial statements required to be filed pursuant to this Item 8 begin on page F-1 of this report.

Item 14: Changes in Disagreements with Accountants on Accounting and Financial Disclosure

PMB Helin Donovan, LLP, the Company’s Independent Registered Public Accounting Firm (the “Firm”), has been the only auditor since 2010 and there have been no disagreements between MyECheck and the Firm.

32

Item 15: Financial Statements and Exhibits

Financial Statements	Page
(i) For the Years Ended December 31, 2013 and 2012
Report of PMB Helin Donovan, LLP, Independent Registered Public Accounting Firm	F – 1
Consolidated Balance Sheets as of December 31, 2013 and 2012	F – 2
Consolidated Statements of Operations for the Years Ended December 31, 2013 and 2012	F – 3
Consolidated Statements of Cash Flows for the Years Ended December 31, 2013 and 2012	F – 4
Consolidated Statements of Stockholders’ Equity (Deficit) for the Years Ended December 31, 2013 and 2012	F – 5
Notes to the Consolidated Financial Statements	F – 6 - 23

Financial Statements	Page
(ii) For the Nine Months Ended September 30, 2014 and the Year Ended December 31, 2013
Consolidated Balance Sheets for the Nine Months Ended September 30, 2014 and the Year Ended December 31, 2013	FS – 1
Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2014 and 2013	FS – 2
Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2014 and 2013	FS – 3
Notes to the Consolidated Financial Statements	FS – 4 - 16

33

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

/s/ Edward R. Starrs
EDWARD R. STARRS
President and Chief Executive Officer

/s/ Bruce M. Smith
BRUCE M. SMITH
Chief Financial Officer

Date: February 6, 2015

34

MyECheck, Inc.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

AND

DECEMBER 31, 2012

35

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

MyECheck, Inc

We have audited the accompanying consolidated balance sheets of MyECheck, Inc. (“the Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, consolidated statements of stockholders’ deficit and consolidated statements of cash flows for each of the years in the two-year period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MyECheck, Inc. as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company has sustained net losses from operations and has an accumulated deficit.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in this regard are also described in Note 3.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PMB Helin Donovan, LLP

PMB Helin Donovan, LLP

Seattle, Washington

October 24, 2014

F-1

MyECheck, Inc.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2013 AND 2012

	December 31, 2013	December 31,2012

ASSETS

Current Assets
Cash	$65	$-
Accounts receivable	6,000	-
Total Current Assets	6,065	-

Fixed Assets Net	3,374	-

Total Assets	$9,439	$-

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts payable and accrued expenses	$442,295	$400,907
Payroll taxes payble	207,779	207,779
Accrued payroll	82,901	250,113
Loans payable - related party	-	119,658
Loans payable - other	-	8,860
Derivative liabilities	-	24,351
Convertible notes - net	54,750	77,500
Total Current Liabilities	787,725	1,089,168

Stockholders' Deficit
Preferred stock, $0.00001 par value, 100,000,000 authorized, one issued and outstanding	-	-
Common stock, $0.00001 par value, 4,900,000,000 shares authorized, 4,692,470,000 and 3,517,470,000 shares issued and outstanding, respectively	46,925	35,175
Additional paid in capital	3,077,627	2,897,653
Subscription receivable	(17,500)	-
Accumulated deficit	(3,885,338)	(4,021,996)
Total Stockholders' Deficit	(778,286)	(1,089,168)

Total Liabilities and Stockholders' Deficit	$9,439	$-

The accompanying notes are an integral part of these consolidated financial statements

F-2

MyECheck, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	For the Years Ended December 31,
	2013	2012

Revenues	$89,496	$15,487

General and administrative	72,943	42,000
Research and Development	7,000	-
Total Operating Expenses	79,943	42,000

Income or (Loss) from Operations	9,553	(26,513)

Other Income /(Expense)
Change in fair value of derivative liabilities	24,351	32,164
Interest expense	(26,613)	(11,736)
Other income forgiveness of debt	130,167	82,389
Total Other (Income)/Expense	127,905	102,817
Net income or (loss) before income taxes	137,458	76,304
Provision for income taxes	(800)	(800)
Net (Loss) or Income	$136,658	$75,504

Basic earnings per share	$0.00	$0.00

Diluted earnings per share	$0.00	$0.00

Weighted average number of shares outstanding during the period - basic	4,153,976,849	1,779,777,366
Weighted average number of shares outstanding during the period - fully diluted	4,178,976,849	1,782,457,669

The accompanying notes are an integral part of these consolidated financial statements

F-3

MyECheck, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	For the Years Ended December 31,
	2013	2012
Cash Flows from Operating Activities:
Net income	$136,658	$75,504
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation expense	178	-
Change in fair value of derivative liabilities	(24,351)	(32,164)
Warrants issued for services	390	-
Stock based Compensation	-	30,000
Other income forgiveness of debt	(130,167)	(2,550)
Changes in operating assets and liabilities:
(Increase) Decrease in:
Accounts receivable	(6,000)	-
Increase in:
Accounts payable and accrued expenses	41,388	(70,687)
Accrued payroll	18,271	-
Net Cash Provided By Operating Activities	36,367	103

Cash Flows from Investing Activities
Purchase of computer equipment	(3,552)	-
Net Cash Used by Investing Activities	(3,552)	-

Cash Flows from Financing Activities:
Cash overdraft	-	(103)
Repayment of convertible debt	(22,750)	-
Repayment of shareholders	(10,000)	-
Net Cash Used by Financing Activities	(32,750)	(103)

Net Increase or (Decrease) in Cash	65	-

Cash at Beginning of Period	-	-

Cash at End of Period	$65	$-

Supplemental Disclosure of Cash Flow Information
Cash Paid for:
Taxes	$-	$-
Interest	$-	$-

Supplemental Disclosure of Non Cash Investing and Financing Activities
Foregiveness of accrued officers comp	$84,281	$-
Foregiveness of N/P R/P	$62,964	$-
Foregiveness of N/P R/P	$17,729	$-
Issuance for debt	$8,860	$5,150
Subscription receivable	$17,500

The accompanying notes are an integral part of these consolidated financial statements

F-4

MyECheck, Inc.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	Preferred Stock		Common Stock		Treasury Stock		Additional	Subscription	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Paid -in Capital	Recivable	Deficit	Total

Balance, December 31, 2011	-	$-	2,470,000	$2,470	-	$-	$2,895,208	$-	$(4,097,500)	$(1,199,822)

Adjustment for reverse stock split	-	-	-	(2,445)	-	-	2,445	-	-	-
Common stock for employment agreement	1	-	3,000,000,000	30,000	-	-	-	-	-	30,000
Common stock in exchange of accounts payable	-	-	255,000,000	2,550	-	-	-	-	-	2,550
Conversion of debt into common stock	-	-	260,000,000	2,600	-	-	-	-	-	2,600
Net Income or (loss)	-	-	-	-	-	-	-	-	75,504	75,504
Balance, December 31, 2012	1	-	3,517,470,000	35,175	-	-	2,897,653	-	(4,021,996)	(1,089,168)
Conversion of debt to common stock	-	-	925,000,000	9,250	-	-	-	-	-	9,250
Stock issued for cash	-	-	250,000,000	2,500	-	-	15,000	(17,500)	-	-
Forgiveness of accrued compensation	-	-	-	-	-	-	84,281	-	-	84,281
Forgiveness of note payable, related party	-	-	-	-	-	-	62,964	-	-	62,964
Forgiveness of note payable, related party	-	-	-	-	-	-	17,729	-	-	17,729
Net Income or (loss)	-	-	-	-	-	-	-	-	136,658	136,658
Balance, December 31, 2013	1	$-	4,692,470,000	$46,925	-	$-	$3,077,627	$(17,500)	$(3,885,338)	$(778,286)

The accompanying notes are an integral part of these consolidated financial statements

F-5

MyECheck, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

NOTE 1 – ORGANIZATION, BASIS OF PRESENTATION AND NATURE OF OPERATIONS

Organization

MyECheck, Inc. (“MEC”) (“the Company”) was incorporated in the state of Delaware on October 29, 2004. The Company’s office is located at Folsom, California.

Sekoya Holdings, Ltd. (“Sekoya”) was incorporated in Nevada on May 19, 2005, and is an inactive company.

Reverse Acquisition and Recapitalization

On March 14, 2008, Sekoya Holdings, Ltd. (“Sekoya”), then a development stage company, merged with MEC and MEC became the surviving corporation. This transaction was accounted for as a reverse acquisition. Sekoya did not have any operations and majority-voting control was transferred to MEC. The transaction also required a recapitalization of MEC. Since MEC acquired a controlling voting interest, it was deemed the accounting acquirer, while Sekoya was deemed the legal acquirer. The historical financial statements of the Company are of those of MEC and of the consolidated entities from the date of merger and subsequent.

Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) under the accrual basis of accounting.

Nature of Operations

The Company provides software that enables merchants and banks to receive and process real –time payments from consumers, businesses and government agencies. Payment can be initiated online, via point of sale terminals, or over the telephone. The Company also licenses patented technology in the mobile payments and banking industries.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

All significant intercompany accounts and balances have been eliminated in consolidation.

F-6

MyECheck, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

Risks and Uncertainties

The Company’s operations are subject to significant risk and uncertainties including financial, operational, regulatory and other risks including the potential risk of business failure.

The Company has experienced, and in the future expects to continue to experience, variability in its sales and earnings.  The factors expected to contribute to this variability include, among others, (i) the uncertainty associated with the commercialization and ultimate success of the product, (ii) intense competition and rapid technological changes for the mobile payment processing industry and (iii) general economic conditions which may cast doubt on future success.

See Note 3 regarding going concern matters.

Fiscal Year

The Company has adopted a December 31 fiscal year end.

Use of Estimates and Assumptions

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: the fair value of warrants granted, estimates of the probability and potential magnitude of contingent liabilities and the valuation allowance for deferred tax assets due to continuing operating losses.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from our estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. At December 31, 2013 and 2012, the Company had no cash equivalents.

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits. At December 31, 2013 and 2012, there were no balances that exceeded the federally insured limit.

F-7

MyECheck, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts.

The Company recognizes an allowance for losses on accounts receivable in an amount equal to the estimated probable losses net of recoveries. The allowance is based on an analysis of historical bad debt experience, current receivables aging, and expected future write-offs, as well as an assessment of specific identifiable customer accounts considered at risk or uncollectible.

In 2013 and 2012, the Company recorded no bad debt expense.

Revenue Recognition

The Company records revenue when all of the following have occurred; (1) persuasive evidence of an arrangement exists, (2) product delivery has occurred, (3) the sales price to the customer is fixed or determinable, and (4) collectability is reasonably assured.

The Company earns revenue from services, which has included the following: electronic check processing, financial verification, identity verification, check guarantee services and licensing of intellectual property. The services are performed under the terms of a contract with a customer, which states the services to be utilized and the terms and fixed price for all services under contract. The price of these services may be a fixed fee per transaction and/or a percentage of the transaction processed depending on the service.

Revenue from electronic check processing is derived from fees collected from merchants to convert merchant customer check data into an electronic image of a paper draft, which allows the Company to deposit the funds to the merchant’s bank through image clearing with the Federal Reserve on behalf of the bank. The Company recognizes the revenue related to electronic check processing fees when the services are performed.

Revenue from financial verification is derived from fees collected from merchants to process requests to validate financial verifications to an outside service provider under contract with the Company. This revenue is recognized when the transaction is processed, since the Company has no further obligations.

Revenue from check guarantee services is derived from fees collected from merchants to process transaction to an outside service provider under contract with the Company. This revenue is recognized when the transaction is processed, since the Company has no further obligations.

F-8

MyECheck, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

Concentrations

The following are concentrations associated with the Company’s operations:

(1)	Accounts Receivable	Customer	2013	2012
		A	0%	0%
		B	0%	0%
		C	33%	0%
		D	67%	0%
			100%	0%

(2)	Revenue	Customer	2013	2012
		A	11%	71%
		B	0%	27%
		C	84%	0%
		D	4%	0%
			100%	98%

Fair Value of Financial Instruments

The Company measures assets and liabilities at fair value based on an expected exit price as defined by the authoritative guidance on fair value measurements, which represents the amount that would be received on the sale of an asset or paid to transfer a liability, as the case may be, in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs, used in valuation techniques, are assigned a hierarchical level.

The following are the hierarchical levels of inputs to measure fair value:

•	Level 1 – Observable inputs that reflect quoted market prices in active markets for identical assets or liabilities.

•	Level 2 – Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3 – Unobservable inputs reflecting the Company’s assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

F-9

MyECheck, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

Fair Value of Financial Instruments (Cont.)

The following tables set forth our assets and liabilities measured at recurring or non-recurring, at December 31, 2013 and December 31, 2012, and the fair value calculation input hierarchy level that we have determined applies to each asset and liability category.

Carrying
	Fair Value Measurements Using Inputs			Amount at
Financial Instruments	Level 1	Level 2	Level 3	December 31, 2013

Liabilities:
Derivative Instruments - convertible debt	$-	$-	$-	$-

Total	$-	$-	$-	$-

				Carrying
	Fair Value Measurements Using Inputs			Amount at
Financial Instruments	Level 1	Level 2	Level 3	December 31, 2012

Liabilities:
Derivative Instruments - convertible debt	$-	$-	$24,351	$24,351

Total	$-	$-	$24,351	$24,351

Market price and estimated fair value of common stock used to measure the Derivative Instruments-Warrants at December 31, 2013 and December 31, 2012:

	December 31, 2013	December 31, 2012
Market price and estimated fair value of common stock:	0.00001	0.05
Exercise price	0.00006	0.03
Expected term (years)	1	1
Divident yield	-	-
Expected volatility	830%	830%
Risk-free interest rate	13%	16%

The risk-free rate of return reflects the interest rate for the United States Treasury Note with similar time-to-maturity to that of the convertible debt.

F-10

MyECheck, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

The recorded value of other financial assets and liabilities, which consist primarily of cash and cash equivalents, accounts receivable, other current assets, and accounts payable and accrued expenses approximate the fair value of the respective assets and liabilities at December 31, 2013 and December 31, 2012 based upon the short-term nature of the assets and liabilities.

Embedded Conversion Features

The Company evaluates embedded conversion features within convertible debt under ASC 815 “Derivatives and Hedging” to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in earnings. If the conversion feature does not require derivative treatment under ASC 815, the instrument is evaluated under ASC 470-20 “Debt with Conversion and Other Options” for consideration of any beneficial conversion feature.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of it financial instruments, including stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income.

For option-based simple derivative financial instruments, the Company uses the Black-Scholes option-pricing model to value the derivative instruments at inception and subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

Beneficial Conversion Feature

For conventional convertible debt where the rate of conversion is below market value, the Company records a "beneficial conversion feature" ("BCF") and related debt discount.

When the Company records a BCF, the relative fair value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument (offset to additional paid in capital) and amortized to interest expense over the life of the debt.

Debt Issue Costs and Debt Discount

The Company may record debt issue costs and/or debt discounts in connection with raising funds through the issuance of debt.  These costs may be paid in the form of cash, or equity (such as warrants). These costs are amortized to interest expense over the life of the debt. If a conversion of the underlying debt occurs, a proportionate share of the unamortized amounts is immediately expensed.

F-11

MyECheck, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

Original Issue Discount

For certain convertible debt issued, the Company may provide the debt holder with an original issue discount.  The original issue discount would be recorded to debt discount, reducing the face amount of the note and is amortized to interest expense over the life of the debt.

Extinguishments of Liabilities

The Company accounts for extinguishments of liabilities in accordance with ASC 860 - “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities”. When the conditions are met for extinguishment accounting, the liabilities are derecognized and the gain or loss on the sale is recognized.

Income Taxes

We account for income taxes under the liability method, whereby deferred income tax liabilities or assets at the end of each period are determined using the tax rate expected to be in effect when the taxes are actually paid or recovered. A valuation allowance is recognized on deferred tax assets when it is more likely than not that some or all of these deferred tax assets will not be realized. Our policy is to prescribe a recognition threshold and measurement attribute for the recognition and measurement of a tax position taken or expected to be taken in a tax return.

We have analyzed our filing positions in all jurisdictions where we are required to file returns, and found no positions that would require a liability for unrecognized income tax positions to be recognized. We are subject to tax examinations. In the event that we are assessed penalties and or interest, penalties will be charged to other financing expense and interest will be charged to interest expense.

Earnings (Loss) Per Share

Basic net earnings (loss) per share is computed by dividing net income (loss) for the period by the weighted average number of common stock outstanding during each period. Diluted earnings (loss) per share is computed by dividing net income (loss) for the period by the weighted average number of common stock, common stock equivalents and potentially dilutive securities outstanding during each period.

The Company uses the “treasury stock” method to determine whether there is a dilutive effect of outstanding convertible debt, option and warrant contracts. For the years ended December 31, 2013 and 2012 the Company reflected net income and a dilutive net income.

F-12

MyECheck, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

The Company had the following potential common stock equivalents at December 31, 2013:

Convertible debt - face amount of $50,000, conversion price of $0.002	25,000,000
Convertible Preferred Stock	-
Total common stock equivalents	25,000,000

The Company had the following potential common stock equivalents at December 31, 2012:

Convertible debt - face amount of $50,000, conversion price of $0.05	1,000,000
Convertible Preferred Stock	-
Total common stock equivalents	1,000,000

Advertising

Advertising is expensed as incurred. For 2013 and 2012, advertising expense was $4,231 and $0, respectively.

Stock-Based Compensation

Periodically, we issue common shares or options to purchase our common shares to our officers, directors, employees, or other parties. Compensation expense for these equity awards are recognized over the vesting period, based on the fair value on the grant date. We recognize compensation expense for only the portion of options that are expected to vest, rather than record forfeitures when they occur. If the actual number of forfeitures differs from those estimated by management, additional adjustments to compensation expense may be required in the future periods. We determine the fair value of equity awards using the Black-Scholes valuation model.

Recently Issued Accounting Pronouncements

In April 2014, the FASB issued ASU No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. The amendments in this Update change the requirements for reporting discontinued operations in Subtopic 205-20.

Under the new guidance, a discontinued operation is defined as a disposal of a component or group of components that is disposed of or is classified as held for sale and “represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results.”

F-13

MyECheck, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

The ASU states that a strategic shift could include a disposal of (i) a major geographical area of operations, (ii) a major line of business, (iii) a major equity method investment, or (iv) other major parts of an entity. Although “major” is not defined, the standard provides examples of when a disposal qualifies as a discontinued operation.

The ASU also requires additional disclosures about discontinued operations that will provide more information about the assets, liabilities, income and expenses of discontinued operations. In addition, the ASU requires disclosure of the pre-tax profit or loss attributable to a disposal of an individually significant component of an entity that does not qualify for discontinued operations presentation in the financial statements.

The ASU is effective for public business entities for annual periods beginning on or after December 15, 2014, and interim periods within those years.

In May 2014, the FASB has issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”.  The guidance in this update supersedes the revenue recognition requirements in Topic 605, “Revenue Recognition.”  In addition, the existing requirements for the recognition of a gain or loss on the transfer of nonfinancial assets that are not in a contract with a customer (for example, assets within the scope of Topic 360, Property, Plant, and Equipment, and intangible assets within the scope of Topic 350, Intangibles—Goodwill and Other) are amended to be consistent with the guidance on recognition and measurement (including the constraint on revenue) in this Update.

Under the new guidance, an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  The amendments in ASU No, 2014-09 are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted.  We do not believe the adoption of this update will have a material impact on our financial statements.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

NOTE 3 – GOING CONCERN

The Company’s accountants have expressed substantial doubt about the Company’s ability to continue as a going concern as a result of its history of net loss. The Company’s ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to successfully deliver license and service agreements and obtain financing until revenue can generate cash flow to meet operating requirements. The outcome of these matters cannot be predicted at this time. These consolidated financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue its business.

F-14

MyECheck, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

NOTE 3 – GOING CONCERN (CONT.)

As reflected in the accompanying consolidated financial statements, the Company has net income of $136,658 and $75,504, and net cash provided by operations of $36,367 and $103 for years ended December 31, 2013 and 2012, respectively; a working capital deficit of $781,660 and $1,089,168 and a stockholders’ deficit of $778,286 and $1,089,168 at December 31, 2013 and 2012, respectively. Substantially, all of net income in 2013 and 2012 has been derived from forgiveness of debt.

The ability of the Company to continue as a going concern is dependent on Management's plans, which include the raising of capital through debt and/or equity markets. The Company will require additional funding during the next twelve months to finance the growth of its current and expected operations and achieve strategic objectives. Additionally, the Company will need to continually generate revenues through its current business operations in order to generate enough cash flow to fund operations through 2014.

The Company is also dependent on maintaining their positive approval status with the Federal Reserve. If the Company were to lose this approval, their ability to provide services would be affected negatively. The Company is also dependent on bank sponsorship when processing transactions directly with the Federal Reserve.  If the Company were to lose bank sponsorship, their ability to provide services would be affected negatively.

The Company believes its current available cash, along with anticipated revenues, may be insufficient to meet its cash needs for the near future. There can be no assurance that financing will be available in amounts or terms acceptable to the Company, if at all.

NOTE 4 – PROPERTY AND EQUIPMENT

At December 31, 2013 property and equipment is as follows:

Computer equipment	$3,552
Accumulated depreciation	(178)
Fixed assets net	$3,374

For the year ended December 31, 2013, the Company recorded a depreciation expense of $178.

Note 5 - Convertible Debt

June 26, 2009 Convertible Debt in Default – Tangiers Investors, LP

Terms

On June 26, 2009, the Company issued redeemable convertible debt totaling $35,000. The Company paid $2,800 in debt issue costs and received net proceeds of $32,200. The note was due on June 26, 2010, and went into default. The note bears interest at 8% and is unsecured.

F-15

MyECheck, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 5 - Convertible Debt (CONT.)

Conversion

The debt is convertible based upon 60% of the average of the three lowest closing bid prices within the prior fifteen trading day period. The conversion option may be exercised in the event of default or in whole or part at the option of the holder of the note prior to the debt’s maturity. If any portion of the principal and/or interest are not paid within 10 days of when it is due (beginning June 26, 2010), the discount multiplier used to determine the conversion price decreases 1% for each period of 10 business days that any portion of the amount due remains unpaid by the Company for all conversions thereafter.

If the average price per share (as computed above based upon a 60% discount) of the Company’s stock is below $0.10, the Company has the right to prepay the portion of the Debenture that the Holder elected to convert, plus any unpaid interest, at 150% of such amount. The Company has the option with written notice to the Holder to prepay the note at 150% of the principal amount and accrued interest to the date of payment.

If conversion is held up by a third party or the Company cannot convert the note into common stock, all amounts are accelerated for payment and redeemable in cash at a price of 175% of principal plus all unpaid accrued interest to date.

If the note goes into default, the holder may elect to cancel any outstanding conversion notice and declare all amounts due and payable in cash at a price of 150% of principal plus all unpaid accrued interest to date.

On or before the 4th business day following the receipt of debt proceeds, June 30, 2009, the Company was required to file a Form 8-K announcing this debt transaction. Since the Company did not file an 8-K within this time period, the discount multiplier used to determine the conversion price decreases by 1% for each period of 5 business days that the 8-K is not filed by the Company following the June 30th due date. The Company did not file an 8-K by June 30, 2009 and sought a waiver from the Holder for this penalty. On November 9, 2009, the debt holder waived the condition to file the 8-K. As a result, the Company re-measured the derivative financial instrument using a fixed discount multiplier of 60%.

The Note was not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation.  In addition the notes contain a conversion price adjustment which is based upon 60% of the average of the three lowest closing bid prices within the prior fifteen trading day period.

Therefore, the estimated fair value of the conversion feature of $30,333 (based on observable inputs) was bifurcated from the Note and accounted for as a separate derivative liability.  The Note Derivative is carried at fair value (using the Black Scholes Model) until the Note is converted or otherwise extinguished. Any changes in fair value are recognized in earnings.

At December 31, 2013 and 2012, the fair value of the Note Derivative was estimated to be $0 and $12,133, resulting in a gain of $12,133 and $18,200 for 2013 and 2012, respectively.

F-16

MyECheck, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 5 - Convertible Debt (CONT.)

During the year ended December 31, 2013, the Company paid $22,750 of this debt leaving a balance owing at December 31, 2013 of $22,750. On September 23, 2014, the Company paid the remaining balance of $22,750 plus $440 for a combined total paid of $23,190.

April 26, 2010 Convertible Debt in Default– Asher Enterprises, Inc.

Terms

On April 26, 2010, the Company issued and executed a convertible note for $50,000. The Company paid $3,000 in debt issue costs and received net proceeds of $47,000. The note has a term of one year and bears interest at 8%, default interest rate of 22%, and is unsecured.

Conversion

The debt is convertible based upon 55% of the average of the three lowest closing prices within the prior ten trading day period. The conversion option may be exercised in the event of default or in whole or part at the option of the holder of the note prior to the debt’s maturity.

Additionally, the note contains a ratchet provision. The Company determined under ASC 815, that the embedded conversion feature (if offering of common stock is at no consideration or at a price that is lower than the effective conversion price on the date shares are offered for sale, then a ratchet down of effective exercise price to price per share offered for common stock would be used to determine additional shares to be issued). The Company has determined that this ratchet provision indicates that these shares, if issued, are not indexed to the Company’s own stock and, therefore, is an embedded derivative financial liability, which requires bifurcation and to be separately accounted for. At each reporting period, the Company will mark this derivative financial instrument to fair value.

For the years ended December 31, 2013 and 2012, the note was in default. At December 31, 2012 the balance on the note was $32,000. On January 17, 2014, the debt was converted into 25,000,000 shares of common stock, at a price per share of $0.002. The fair market value on the conversion date was $0.0038 per share for a fair value of $95,000 resulting in a loss to the Company of $63,000 which was recorded in the first quarter of 2014.

The Note was not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation.  In addition the notes contain a conversion price adjustment which is based upon 60% of the average of the three lowest closing bid prices within the prior fifteen trading day period. Therefore, the estimated fair value of the conversion feature of $26,182 (based on observable inputs) was bifurcated from the Note and accounted for as a separate derivative liability.,  The Note Derivative is carried at fair value (using the Black Scholes Model) until the Note is converted or otherwise extinguished. Any changes in fair value are recognized in earnings.

At December 31, 2013 and 2012, the fair value of the Note Derivative was estimated to be $0 and $12,218, resulting in a gain of $12,218 and $13,964 for 2013 and 2012, respectively.

F-17

MyECheck, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 6 - Loans Payable – Related Parties and Other

During the year ended December 31, 2013, the Company repaid $10,000 in notes payable to a related party and the related party forgave $62,964, which was recorded as an in-kind contribution of capital.

Note 7 - Commitments and Contingencies

Litigations, claims and assessments

From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm its business. The Company is currently not aware of any such legal proceedings or claims, other than disclosed below; that they believe will have, individually or in the aggregate, a material adverse effect on its business, financial condition or operating results.

Consulting, Service and License Agreements

On September 1, 2013, the Company entered into a software and license agreement with a related party, in addition the Company will provide consulting and maintenance services for a period of 12 months following the date of execution of this agreement. In addition, the Company will charge a transaction fee for transactions 1 through 200,000 per calendar month at $0.25 per transaction and transactions 200,001 and over will charge a transaction fee of $0.20 per transaction. The Company received $75,000 in licensing fees for the year ended December 31, 2013. The license holder generated no transaction fees as of December 31, 2013.

Note 8 Stockholders’ Deficit

Amendment to Articles of Incorporation

On June 11, 2012, the Company filed an Amendment of Articles of Incorporation with the State of Wyoming to increase authorized shares as follows:

•	Common Stock – 4,900,000,000 – Par value $0.00001 per share
•	Preferred Stock Class, Series A – Par value $0.0001 per share – 10,000,000 shares authorized
•	Preferred Stock Class, Serious B – Par value - $0.0001 per share – 90,000,000 shares authorized

Each Share of Series A Preferred Stock (PS) is entitled to vote together with the holders of the Company’s common stock on all matters and is entitled to 4 times the sum of: i) the total number of shares of common stock which are issued and outstanding at the time of voting, plus, ii) the total number of shares of Series B and Series C Preferred Stock which are issued and outstanding at the time of voting. Each share of Preferred Stock is convertible into the number of shares of Common Stock which equal four times the sum of: i) total number of shares issued and outstanding at the time of conversion, plus ii) the total number of shares of Series B and Series C Preferred Stocks which are issued and outstanding at the time of conversion.

F-18

MyECheck, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 8 Stockholders’ Deficit (CONT.)

Issuance of Convertible Preferred Stock – related party

On May 29, 2012, the Company issued one share of restricted Series A Preferred Stock (PS) to the major shareholder as part of the employment agreement.

On October 6, 2014, the Company purchased all rights, titles and interest in the one (1) share of MyECheck, Inc. Preferred Class Stock, Series A, stock outstanding. The purchase price paid by the Company for one (1) share of MyECheck, Inc. Preferred Class Stock, Series A, stock was one dollar ($1.00).

Issuance of Common Stock

On May 29, 2012 the Company issued 3,000,000,000 shares of common stock as compensation to its principal stockholder under the terms of an employment agreement, having a fair value of $30,000 ($0.00001/share), based upon recent quoted trading price.

On December 21, 2012, the Company issued 255,000,000 shares of its common stock, having a fair value of $2,550 ($0.00001/share), in settlement of outstanding accounts payable of $2,550, based upon recent quoted trading price. At the date of settlement the quoted fair value of the Company’s stock was par. No gain or loss was recognized on the transaction.

During the year ended December 31, 2012, the Company issued an aggregate of 260,000,000 shares of its common stock for the conversion of a $2,600 convertible note payable, based upon recent quoted trading price. At the date of settlement the quoted fair value of the Company’s stock was par. No gain or loss was recognized on the transaction.

During the year ended December 31, 2013, Tangiers sold $9,250 of its convertible debt to other investors and the Company was required to settle the debt with 925,000,000 shares of its common stock. At the date of settlement the quoted fair value of the Company’s stock was par. No gain or loss was recognized on the transaction.

During the year ended December 31, 2013, the Company issued 250,000,000 shares of its common stock for a subscription receivable of $17,500.

Forgiveness of Debt

During the year ended December 31, 2013, the Company’s officers forgave accrued salaries of $84,281 and this was recorded by the Company as contributed capital.

During the year ended December 31, 2013, the Company’s officers forgave notes payable of $62,964 and this was recorded by the Company as contributed capital.

During the year ended December 31, 2013, a related party forgave note payable of $17,729 and this was recorded by the Company as contributed capital.

F-19

MyECheck, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 8 Stockholders’ Deficit (CONT.)

Forgiveness of Debt (Cont.)

The Company reviewed its old accounts payable as part of the restructuring process and determined with legal counsel that $96,921 met the criteria of being over the four year statute of limitations and management has determined that they were no longer collectible by the creditors. This amount was included in the Cost Recovery as other income.

Note 9 - Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due.  Deferred taxes relate to differences between the basis of assets and liabilities for financial and income tax reporting which will be either taxable or deductible when the assets or liabilities are recovered or settled.

At December 31, 2013, the Company has a net operating loss carry-forward of approximately $2,632,609 available to offset future taxable income expiring beginning 2024 through 2033. Utilization of future net operating losses may be limited due to potential ownership changes under Section 382 of the Internal Revenue Code.

There was no income tax expense for the years ended December 31, 2013 and 2012 due to the Company’s net income.

We have incurred losses since inception, which have generated net operating loss carryforwards.  Taxable income was $206,201 for the year ended December 31, 2013. At December 31, 2013, we had a federal net operating loss carryforward of approximately $2,632,609, after applying taxable income from 2013 of $206,201 that will expire beginning in 2024.  Current or future ownership changes may limit the future realization of these net operating losses.  Our policy is to record interest and penalties associated with unrecognized tax benefits as additional income taxes in the consolidated statements of operations. As of January 1, 2013, we had no unrecognized tax benefits, or any tax related interest or penalties. There were no changes in our unrecognized tax benefits during the year ended December 31, 2013. We did not recognize any interest or penalties during 2013 or 2012 related to unrecognized tax benefits.

Section 382 of the Internal Revenue Code generally imposes an annual limitation on the amount of net operating loss carryforwards that may be used to offset taxable income when a corporation has undergone significant changes in its stock ownership. There can be no assurance that we will be able to utilize any net operating loss carryforwards in the future.

We recognize deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax loss carryforwards.  We have established a valuation allowance to reflect the likelihood of realization of deferred tax assets.  There is no income tax benefit for the losses for the years ended December 31, 2013 and 2012, since management has determined that the realization of the net deferred tax asset is not more likely than not to be realized and has created a valuation allowance for the entire amount of such benefit.

F-20

MyECheck, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 9 - Income Taxes (CONT.)

At December 31, 2013 and 2012, the significant components of our deferred tax assets and liabilities was as follows:

	2013	2012
Deferred tax assets:
Net operating loss	$2,632,609	$2,838,810
Stock compensation non taxable	-	-
Derivative Liability		(24,351)
Accrued expenses	(182,100)	(170,364)
Gross deferred tax assets	2,450,509	2,644,095
Less: Valuation Allowance	(2,450,509)	(2,644,095)
Net deferred tax assets	$-	$-

A reconciliation of the Federal statutory rate to the Company’s effective tax rate for the years ended December 31, 2013 and 2012 is as follows:

	2013	2012
Federal statutory rate	34.0%	34.0%
State income taxes, net of federal benefit	8.8%	8.8%
Decrease in income taxes resulting from:
Change in valuation allowance	-39.8%	-39.8%
Effective tax rate	0.0%	0.0%

NOTE 10 – SUBSEQUENT EVENTS

The Company has evaluated for subsequent events between the balance sheet date of December 31, 2013, the date the financial statements were available to be issued and concluded that the events or transactions occurring during that period requiring recognition or disclosure have been made.

Using the Company’s employees and outside consultants, the company invested $17,000 in the second quarter ended June 30, 2014 and another $7,000 in quarter three to develop a new website as a critical component of its new marketing plan. In addition, $8,439 in content was expensed. The Company’s website went live on July 25, 2014. The Company is electing to amortize the capitalized costs over a thirty six month period for both financial reporting and for income tax purposes beginning August 1, 2014.

On April 1, 2014, the Company entered into a service agreement with a third party, where the Company will provide payment data processing services, payment acceptance and the services documentation, which includes all the software licenses, prices schedules, specifications, instructions and notices and application for each service.

F-21

MyECheck, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

NOTE 10 – SUBSEQUENT EVENTS (CONT.)

The fee for the service provided by the Company is $0.15 per transaction.

On February 14, 2014, the Company was able to utilize cash flow generated from operations to purchase 1,000,000,000 shares of MyECheck’s common stock from its major shareholder for $10,000. The Company contracted with an outside consultant to develop its website. The process began at the end of March, 2014 and continued through June with the support of additional consultants. Compensation was 500,000 shares of common stock, having a fair value of $15,000 ($0.03/share), based upon recent quoted trading price.

The Company issued 400,000,000 shares of its common stock to an accredited investor for a subscription receivable, having a fair value of $28,000 ($0.00007/share), based upon recent quoted trading price.

Additionally, the Company issued 25,000,000 shares of its common stock to an accredited investor for the settlement of debt, having a fair market value of $95,000 and a cost basis of $32,000 ($0.000128/share), based upon recent quoted trading price, resulting in a loss of $63,000.

On June 14, 2014, MyECheck entered into a lease agreement with Maidu Investment, LLC (Maidu Investment) at the office development known as College Point Business Center, located at 2600 E. Bidwell Street in the City of Folsom, State of California. The premises leased is defined as Suite 140 with a commencement date of July 1, 2014. The lease term is 42 months expiring on December 31, 2017 with an average rent per month of $4,866. MyECheck paid a security deposit in the amount of $32,812. The security deposit is not an advance rental deposit or a measure of damages incurred by Landlord in case of MyECheck’s default.

Any remaining balance of the security deposit shall be returned by Landlord to MyECheck at such time after termination of the lease that all of MyECheck’s obligations under this lease have been fulfilled, reduced by such amounts as may be required by Landlord to remedy defaults on the part of MyECheck or other obligations of MyECheck under this lease, such as repairs and to clean the premises. MyECheck will also receive a move-in allowance in the amount of $9,175.

The minimum rent obligations are approximately as follows:

2014	$33,000
2015	68,000
2016	89,000
2017	24,000
Total	$214,000

On September 11, 2014 a settlement agreement and mutual release of claims was executed in the amount of $5,000 for debt owed on legal services incurred from 2007 through 2009 totaling $71,446. At December 31, 2013 and 2012, the $71,446 was included in both accounts payable and accrued liabilities.

F-22

MyECheck, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

NOTE 10 – SUBSEQUENT EVENTS (CONT.)

On November 23rd, 2013, Sierra Global, LLC agreed to purchase a license from the Company. On February 24th, 2014, Sierra Global agreed to purchase an additional license for its wholly owned subsidiary, GreenPay, LLC. On June 13, 2014, the Company announced that it would acquire GreenPay, LLC. The merger was completed on August 20th, 2014. The net purchase price for the licenses sold to Sierra Global was determined to be $412,000 after the acquisition of GreenPay, LLC. The license issued to GreenPay, LLC on February 24th, 2014 will remain with Sierra Global per the terms and conditions of the merger.

On October 14, 2014, the Company received $45,940 on the subscription receivable.

On October 6, 2014, the Company purchased all rights, titles and interest in the one (1) share of MyECheck, Inc. Preferred Class Stock, Series A, stock outstanding. The purchase price paid by the Company for the one (1) share of MyECheck, Inc. Preferred Class Stock, Series A, stock was one dollar ($1.00).

F-23

MyECheck, Inc.

CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2014

AND

DECEMBER 31, 2013

MyECheck, Inc.

CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2014 AND DECEMBER 31, 2013

	September 30, 2014	December 31, 2013
	(Unaudited)	(Audited)

ASSETS

Current Assets
Cash	$51,810	$65
Accounts receivable, net	54,500	6,000
Prepaid expenses	45,821	-
Total Current Assets	152,131	6,065

Fixed Assets Net	36,124	3,374
Intangible Assets-Website Net	22,666	-
Other Assets	32,812	-
Total Other Assets	91,602	3,374

Total Assets	$243,733	$9,439

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Accounts payable and accrued expenses	$353,272	$442,295
Payroll taxes payable	221,087	207,779
Loans payable - related party	18,001	-
Accrued payroll	82,901	82,901
Convertible note - net	-	54,750
Note payable - Current	83,300	-
Total Current Liabilities	758,561	787,725

Stockholders' Equity (Deficit)
Preferred stock, $0.00001 par value, 100,000,000 authorized, one issued and outstanding	-	-
Common stock, $0.00001 par value, 4,900,000,000 shares authorized. 4,123,525,556 and 4,692,470,000 shares issued and outstanding, respectively	51,235	46,925
Treasury stock	(10,000)	-
Additional paid in capital	3,319,095	3,077,627
Subscription receivable	(45,500)	(17,500)
Accumulated deficit	(3,829,658)	(3,885,338)
Total Stockholders' Equity (Deficit)	(514,828)	(778,286)

Total Liabilities and Stockholders' Equity (Deficit)	$243,733	$9,439

See accompanying notes to the consolidated financial statements

FS - 1

MyECheck, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$48,802	$77,546	$772,865	$82,913

Cost of revenues	2,000	-	46,527	-
Gross profit	46,802	77,546	726,338	82,913

Operating expenses
General and administrative	387,244	34,637	535,342	45,948
Research and Development	139,324	3,037	180,683	7,000
Total Operating Expenses	526,568 #	37,674	716,025	52,948

Profit or (Loss) from Operations	(479,766)	39,872	10,313	29,965

Other Income/(Expense)
Interest expense	(7,475)	-	(10,409)	-
Loss on conversion of debt	(63,000)	-	(63,000)	-
Other income or (expense) cost recovery	66,434	-	119,576	-
Total Other Income/(Expense)	(4,041)	-	46,167	-

Net income or (loss) before income taxes	(483,807)	39,872	56,480	29,965
Provision for income taxes	800	-	800	-
Net income or (loss)	$(484,607)	$39,872	$55,680	$29,965

Net profit or Loss Per Share - Basic	$0.00	$0.00	$0.00	$0.00

Net profit or Loss Per Share - fully Diluted	$0.00	$0.00	$0.00	$0.00
Weighted average number of shares outstanding during the period - basic	4,223,092,304	71,139,772	4,223,092,304	3,961,811,564
Weighted average number of shares outstanding during the period - diluted	4,223,092,304	71,139,772	4,223,092,304	3,986,811,564

See accompanying notes to the consolidated financial statements

FS - 2

MyECheck, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

	For the Nine Months ended September 30,
	2014	2013
	(Unaudited)	(Unaudited)

Cash Flows from Operating Activities:
Net Income	$55,680	$29,965
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	4,947	-
Loss on conversion of debt	63,000	-
Share based payments	107,778	-
Gain on accounts payable settlement	(119,966)	-
Changes in operating assets and liabilities:
(Increase) Decrease in:
Accounts receivable	(48,500)	(725)
Prepaid expenses	(45,821)	-
Increase (Decrease) in:
Accounts payable and accrued expenses	30,943	(1,999)
Payroll taxes payble	13,308	-
Net Cash Provided By Operating Activities	61,369	27,241

Cash Flows from Investing Activities
Purchase of treasury stock	(10,000)	-
Purchase of computer and furniture equipment	(36,363)	(1,375)
Cost incurred capitalized website	(9,000)	-
Security deposit new lease	(32,812)	-
Net Cash Used in Investing Activities	(88,175)	(1,375)

Cash Flows from Financing Activities:
Loan proceeds acquisition of subsidary	83,300	-
Proceeds or (repayment) from loan payable - related parties	18,001	(10,000)
Repayment of convertible note payable	(22,750)	-
Net Cash Provided by Financing Activities	78,551	(10,000)

Net Increase or (Decrease) in Cash	51,745	15,866

Cash at Beginning of Period	65	-

Cash at End of Period	$51,810	$15,866

Supplemental Disclosure of Cash Flow Information
Cash Paid for:
Taxes	$4,800	$-
Interest	$1,599	$-

Supplemental Disclosure of Non Cash Investing and Financing Activities
Reclassification of derivative liabilities	$-	$-
Derivative liability and debt discount arising in connection with issuance of convertible note	$-	$-
Stock issued to subscription receivable	$28,000	$-
Conversion of convertible note	$32,000	$8,860
Issuance of stock for devolment of website	$15,000	$-

See accompanying notes to the consolidated financial statements

FS - 3

MyECheck, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

NOTE 1 – BASIS OF PRESENTATION AND NATURE OF OPERATIONS

Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) under the accrual basis of accounting.

The financial information as of December 31, 2013 is derived from the audited financial statements presented in the Company’s Form 10 dated October 24, 2014. The unaudited condensed interim financial statements should be read in conjunction with the Company’s Form 10, which contains the audited financial statements and notes thereto, together with the Management’s Discussion and Analysis, dated October 24, 2014.

Certain information or footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted, pursuant to the rules and regulations of the Securities and Exchange Commission for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. It is management’s opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statement presentation. The interim results for the period ended September 30, 2014 are not necessarily indicative of results for the full fiscal year.

Organization

MyECheck, Inc. (“MEC”) (“the Company”) was incorporated in the state of Delaware on October 29, 2004. The Company’s office is located at Folsom, California.

Sekoya Holdings, Ltd. (“Sekoya”) was incorporated in Nevada on May 19, 2005, and is an inactive company.

Nature of Operations

The Company provides software that enables merchants and banks to receive and process real –time payments from consumers, businesses and government agencies. Payment can be initiated online, via point of sale terminals, or over the telephone. The Company also licenses patented technology in the mobile payments and banking industries.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

All significant intercompany accounts and balances have been eliminated in consolidation.

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MyECheck, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

Risks and Uncertainties

The Company’s operations are subject to significant risk and uncertainties including financial, operational, regulatory and other risks including the potential risk of business failure.

The Company has experienced, and in the future expects to continue to experience, variability in its sales and earnings.  The factors expected to contribute to this variability include, among others, (i) the uncertainty associated with the commercialization and ultimate success of the product, (ii) intense competition and rapid technological changes for the mobile payment processing industry and (iii) general economic conditions which may cast doubt on future success.

See Note 3 regarding going concern matters.

Fiscal Year

The Company has adopted a December 31 fiscal year end.

Use of Estimates and Assumptions

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: the fair value of warrants granted, estimates of the probability and potential magnitude of contingent liabilities and the valuation allowance for deferred tax assets due to continuing operating losses.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from our estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. At September 30, 2014 and December 31, 2013, the Company had no cash equivalents.

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits. At September 30, 2014 and December 31, 2013, there were no balances that exceeded the federally insured limit.

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MyECheck, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts.

The Company recognizes an allowance for losses on accounts receivable in an amount equal to the estimated probable losses net of recoveries. The allowance is based on an analysis of historical bad debt experience, current receivables aging, and expected future write-offs, as well as an assessment of specific identifiable customer accounts considered at risk or uncollectible. The Company had an allowance for doubtful accounts of $232,000 and $0 at September 30, 2014 and December 31, 2013, respectively.

Revenue Recognition

The Company records revenue when all of the following have occurred; (1) persuasive evidence of an arrangement exists, (2) product delivery has occurred, (3) the sales price to the customer is fixed or determinable, and (4) collectability is reasonably assured.

The Company earns revenue from services, which has included the following: electronic check processing, financial verification, identity verification, check guarantee services and licensing of intellectual property. The services are performed under the terms of a contract with a customer, which states the services to be utilized and the terms and fixed price for all services under contract. The price of these services may be a fixed fee per transaction and/or a percentage of the transaction processed depending on the service.

Revenue from electronic check processing is derived from fees collected from merchants to convert merchant customer check data into an electronic image of a paper draft, which allows the Company to deposit the funds to the merchant’s bank through image clearing with the Federal Reserve on behalf of the bank. The Company recognizes the revenue related to electronic check processing fees when the services are performed.

Revenue from financial verification is derived from fees collected from merchants to process requests to validate financial verifications to an outside service provider under contract with the Company. This revenue is recognized when the transaction is processed, since the Company has no further obligations.

Revenue from check guarantee services is derived from fees collected from merchants to process transaction to an outside service provider under contract with the Company. This revenue is recognized when the transaction is processed, since the Company has no further obligations.

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MyECheck, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

Fair Value of Financial Instruments

The Company measures assets and liabilities at fair value based on an expected exit price as defined by the authoritative guidance on fair value measurements, which represents the amount that would be received on the sale of an asset or paid to transfer a liability, as the case may be, in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs, used in valuation techniques, are assigned a hierarchical level.

The following are the hierarchical levels of inputs to measure fair value:

•	Level 1 – Observable inputs that reflect quoted market prices in active markets for identical assets or liabilities.

•	Level 2 – Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3 – Unobservable inputs reflecting the Company’s assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts payable and accrued expenses, certain notes payable and notes payable – related party, approximate their fair values because of the short maturity of these instruments.

Embedded Conversion Features

The Company evaluates embedded conversion features within convertible debt under ASC 815 “Derivatives and Hedging” to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in earnings. If the conversion feature does not require derivative treatment under ASC 815, the instrument is evaluated under ASC 470-20 “Debt with Conversion and Other Options” for consideration of any beneficial conversion feature.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of it financial instruments, including stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income.

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MyECheck, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

For option-based simple derivative financial instruments, the Company uses the Black-Scholes option-pricing model to value the derivative instruments at inception and subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

Beneficial Conversion Feature

For conventional convertible debt where the rate of conversion is below market value, the Company records a "beneficial conversion feature" ("BCF") and related debt discount.

When the Company records a BCF, the relative fair value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument (offset to additional paid in capital) and amortized to interest expense over the life of the debt.

Debt Issue Costs and Debt Discount

The Company may record debt issue costs and/or debt discounts in connection with raising funds through the issuance of debt.  These costs may be paid in the form of cash, or equity (such as warrants). These costs are amortized to interest expense over the life of the debt. If a conversion of the underlying debt occurs, a proportionate share of the unamortized amounts is immediately expensed.

Original Issue Discount

For certain convertible debt issued, the Company may provide the debt holder with an original issue discount.  The original issue discount would be recorded to debt discount, reducing the face amount of the note and is amortized to interest expense over the life of the debt.

Extinguishments of Liabilities

The Company accounts for extinguishments of liabilities in accordance with ASC 860 - “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities”. When the conditions are met for extinguishment accounting, the liabilities are derecognized and the gain or loss on the sale is recognized.

Income Taxes

We account for income taxes under the liability method, whereby deferred income tax liabilities or assets at the end of each period are determined using the tax rate expected to be in effect when the taxes are actually paid or recovered. A valuation allowance is recognized on deferred tax assets when it is more likely than not that some or all of these deferred tax assets will not be realized. Our policy is to prescribe a recognition threshold and measurement attribute for the recognition and measurement of a tax position taken or expected to be taken in a tax return.

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MyECheck, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

We have analyzed our filing positions in all jurisdictions where we are required to file returns, and found no positions that would require a liability for unrecognized income tax positions to be recognized. We are subject to tax examinations. In the event that we are assessed penalties and or interest, penalties will be charged to other financing expense and interest will be charged to interest expense.

Earnings (Loss) Per Share

Basic net earnings (loss) per share is computed by dividing net income (loss) for the period by the weighted average number of common stock outstanding during each period. Diluted earnings (loss) per share is computed by dividing net income (loss) for the period by the weighted average number of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. There were no common stock equivalents at September 30, 2014.

The Company uses the “treasury stock” method to determine whether there is a dilutive effect of outstanding convertible debt, option and warrant contracts. For the nine months ended September 30, 2014 and 2013 the Company reflected net income and a dilutive net income.

The Company had the following potential common stock equivalents at September 30, 2013:

Convertible debt – face amount of $50,000, conversion price of $0.002	25,000,000
Convertible Preferred Stock	-
Total common stock equivalents	25,000,000

Advertising

Advertising is expensed as incurred. For 2014 and 2013, advertising expense was $26,412 and $0, respectively.

Stock-Based Compensation - Employees

Periodically, we issue common shares or options to purchase our common shares to our officers, directors, employees, or other parties. Compensation expense for these equity awards are recognized over the vesting period, based on the fair value on the grant date. We recognize compensation expense for only the portion of options that are expected to vest, rather than record forfeitures when they occur. If the actual number of forfeitures differs from those estimated by management, additional adjustments to compensation expense may be required in the future periods. We determine the fair value of equity awards using the Black-Scholes valuation model.

Recently Issued Accounting Pronouncements

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

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MyECheck, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

NOTE 3 – GOING CONCERN

The Company’s accountants have expressed substantial doubt about the Company’s ability to continue as a going concern as a result of its history of net loss. The Company’s ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to successfully deliver license and service agreements and obtain financing until revenue can generate cash flow to meet operating requirements. The outcome of these matters cannot be predicted at this time. These consolidated financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue its business.

As reflected in the accompanying consolidated financial statements, the Company has net income of $55,680 and $29,965, and net cash provided by operations of $61,369 and $27,241 for the nine months ended September 30, 2014 and 2013, respectively; a working capital deficit of $606,430 and $781,660 and a stockholders’ deficit of $514,828 and $778,286 at September 30, 2014 and December 31, 2013, respectively.

The ability of the Company to continue as a going concern is dependent on Management's plans, which include the raising of capital through debt and/or equity markets. The Company will require additional funding during the next twelve months to finance the growth of its current and expected operations and achieve strategic objectives. Additionally, the Company will need to continually generate revenues through its current business operations in order to generate enough cash flow to fund operations through 2014.

The Company is also dependent on maintaining their positive approval status with the Federal Reserve. If the Company were to lose this approval, their ability to provide services would be affected negatively. The Company is also dependent on bank sponsorship when processing transactions directly with the Federal Reserve.  If the Company were to lose bank sponsorship, their ability to provide services would be affected negatively.

The Company believes its current available cash, along with anticipated revenues, may be insufficient to meet its cash needs for the near future. There can be no assurance that financing will be available in amounts or terms acceptable to the Company, if at all.

NOTE 4 – CONCENTRATIONS

Cash

At September 30, 2014, the Company had $51,810 in two (2) different banks; all funds were federally insured.

Concentration on Credit Risk

The Company grants credit to its customers under their licensing agreements for additional services for maintenance fees and consulting work. Management believes that its contract acceptance, billing, and collections policies are adequate to minimize potential credit risk.

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MyECheck, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

NOTE 4 – CONCENTRATIONS (CONT.)

Customers and Concentration

Collectively, two customers comprised 93.68% and 91.06% of the total revenue for the nine months ended September 30, 2014 and 2013. The same two customers represented 100% of net accounts receivable at September 30, 2014.

NOTE 5 – CONVERTIBLE NOTE

June 26, 2009 Convertible Debt in Default – Tangiers Investors, LP

Terms

On June 26, 2009, the Company issued redeemable convertible debt totaling $35,000. The Company paid $2,800 in debt issue costs and received net proceeds of $32,200. The note was due on June 26, 2010, and went into default. The note bears interest at 8% and is unsecured. The balance of this note was $0 and $32,000 at September 30, 2014 and December 31, 2013, respectively.

Conversion

The debt is convertible based upon 60% of the average of the three lowest closing bid prices within the prior fifteen trading day period. The conversion option may be exercised in the event of default or in whole or part at the option of the holder of the note prior to the debt’s maturity. If any portion of the principal and/or interest are not paid within 10 days of when it is due (beginning June 26, 2010), the discount multiplier used to determine the conversion price decreases 1% for each period of 10 business days that any portion of the amount due remains unpaid by the Company for all conversions thereafter.

June 26, 2009 Convertible Debt in Default – Tangiers Investors, LP (Cont.)

If the average price per share (as computed above based upon a 60% discount) of the Company’s stock is below $0.10, the Company has the right to prepay the portion of the Debenture that the Holder elected to convert, plus any unpaid interest, at 150% of such amount. The Company has the option with written notice to the Holder to prepay the note at 150% of the principal amount and accrued interest to the date of payment.

If conversion is held up by a third party or the Company cannot convert the note into common stock, all amounts are accelerated for payment and redeemable in cash at a price of 175% of principal plus all unpaid accrued interest to date.

If the note goes into default, the holder may elect to cancel any outstanding conversion notice and declare all amounts due and payable in cash at a price of 150% of principal plus all unpaid accrued interest to date.

The Note was not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation.  In addition the notes contain a conversion price adjustment which is based upon 60% of the average of the three lowest closing bid prices within the prior fifteen trading day period.

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MyECheck, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

NOTE 5 – CONVERTIBLE NOTE (CONT.)

Therefore, the estimated fair value of the conversion feature of $30,333 (based on observable inputs) was bifurcated from the Note and accounted for as a separate derivative liability.  The Note Derivative is carried at fair value (using the Black Scholes Model) until the Note is converted or otherwise extinguished. Any changes in fair value are recognized in earnings. The value of the derivative liability at September 30, 2014 and December 31, 2013 was zero due to the decline in the Company’s stock price.

April 26, 2010 Convertible Debt in Default– Asher Enterprises, Inc.

Terms

On April 26, 2010, the Company issued and executed a convertible note for $50,000. The Company paid $3,000 in debt issue costs and received net proceeds of $47,000. The note has a term of one year and bears interest at 8%, default interest rate of 22%, and is unsecured.

Conversion

The debt is convertible based upon 55% of the average of the three lowest closing prices within the prior ten trading day period. The conversion option may be exercised in the event of default or in whole or part at the option of the holder of the note prior to the debt’s maturity.

Additionally, the note contains a ratchet provision. The Company determined under ASC 815, that the embedded conversion feature (if offering of common stock is at no consideration or at a price that is lower than the effective conversion price on the date shares are offered for sale, then a ratchet down of effective exercise price to price per share offered for common stock would be used to determine additional shares to be issued). The Company has determined that this ratchet provision indicates that these shares, if issued, are not indexed to the Company’s own stock and, therefore, is an embedded derivative financial liability, which requires bifurcation and to be separately accounted for. At each reporting period, the Company will mark this derivative financial instrument to fair value.

For the years ended December 31, 2013 and 2012, the note was in default. At December 31, 2012 the balance on the note was $32,000. On January 17, 2014, the debt was converted into 25,000,000 shares of common stock, at a price per share of $0.002. The fair market value on the conversion date was $0.0038 per share for a fair value of $95,000 resulting in a loss to the Company of $63,000 which was recorded in the first quarter of 2014. At September 30, 2014, the activity was fully converted to equity.

The Note was not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation.  In addition the notes contain a conversion price adjustment which is based upon 60% of the average of the three lowest closing bid prices within the prior fifteen trading day period.

Therefore, the estimated fair value of the conversion feature of $26,182 (based on observable inputs) was bifurcated from the Note and accounted for as a separate derivative liability.  The Note Derivative is carried at fair value (using the Black Scholes Model) until the Note is converted or otherwise extinguished. Any changes in fair value are recognized in earnings. The value of the derivative liability at September 30, 2014 and December 31, 2013 was zero due to the decline in the Company’s stock price.

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MyECheck, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

NOTE 6 – RELATED PARTY TRANSACTIONS

The Company’s major shareholder has agreed to advance short term funding until revenue or other funding has been obtained. The advances and repayments will fluctuate depending on cash flow. As of September 30, 2014, the amount owed the shareholder was $18,001.

NOTE 7 – LEASES AND COMMITMENTS

The Company entered into a secured lease with QTS Data Center. The terms of this agreement are three (3) years at $500 per month. The following table represents the future lease payments:

12/31/2014	$4,500
12/31/2015	6,000
12/31/2016	4,500
Total	$15,000

NOTE 8 – FACILITY

On June 14, 2014, MyECheck entered into a lease agreement with Maidu Investment, LLC (Maidu Investment) at the office development known as College Point Business Center, located at 2600 E. Bidwell Street in the City of Folsom, State of California. The premises leased is defined as Suite 140 with a commencement date of July 1, 2014. The lease term is 42 months expiring on December 31, 2017 with an average rent per month of $4,866. MyECheck paid a security deposit in the amount of $32,812. The security deposit is not an advance rental deposit or a measure of damages incurred by Landlord in case of MyECheck’s default.

Any remaining balance of the security deposit shall be returned by Landlord to MyECheck at such time after termination of the lease that all of MyECheck’s obligations under this lease have been fulfilled, reduced by such amounts as may be required by Landlord to remedy defaults on the part of MyECheck or other obligations of MyECheck under this lease, such as repairs and to clean the premises. MyECheck received a move-in allowance in the amount of $9,175.

See Note 14 for the First Amendment to the facility lease.

For the years ended December 31,
2014	$10,938
2015	66,564
2016	68,436
2017	58,438
Totals	$204,376

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MyECheck, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

NOTE 9 – FIXED ASSETS

Fixed assets are stated at cost. The policy of the Company is to provide for depreciation using straight-line methods based on estimated useful lives. The estimated useful lives range from three to seven years. Depreciation expense for the nine months ended September 30, 2014 was $3,613. A breakdown of the fixed assets are in the table below:

Computer equipment	$17,898
Furniture and fixtures	22,017
Accumulated depreciation	(3,791)
Net Fixed Assets	$36,124

NOTE 10 – WEBSITE

Using the Company’s employees and outside consultants, the company invested $24,000 in the nine months ended September 30, 2014 to develop a new website as a critical component of its new marketing plan. In addition, $8,505 in content was expensed. The Company’s website went live on July 25, 2014. The Company has elected to amortize the capitalized costs over a thirty six month period for both financial reporting and for income tax purposes once the website is placed in service. For the nine months ended September 30, 2014, $1,334 in amortization was included in operating expenses.

Note 11 - Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due.  Deferred taxes relate to differences between the basis of assets and liabilities for financial and income tax reporting which will be either taxable or deductible when the assets or liabilities are recovered or settled.

NOTE 12 – STOCKHOLDERS’ EQUITY (DEFICIT)

On April 1, 2014, the Company entered into a service agreement with a third party, where the Company will provide payment data processing services, payment acceptance and the services documentation, which includes all the software licenses, prices schedules, specifications, instructions and notices and application for each service. The fee for the service provided by the Company is $0.15 per transaction.

On February 14, 2014, the Company was able to utilize cash flow generated from operations to purchase 1,000,000,000 shares of MyECheck’s common stock from its major shareholder for $10,000.

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MyECheck, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

NOTE 12 – STOCKHOLDERS’ EQUITY (DEFICIT) (CONT.)

The Company contracted with an outside consultant to develop its website. The process began at the end of March, 2014 and continued through June with the support of additional consultants. Compensation was 500,000 shares of common stock, having a fair value of $15,000 ($0.03/share), based upon recent quoted trading price, and were issued on August 15, 2014.

On February 14, 2014, the Company issued 400,000,000 shares of its common stock to an accredited investor for a subscription receivable, having a fair value of $28,000 ($0.00007/share), based upon recent quoted trading price.

On September 23, 2014, the Company entered into a severance agreement with one of its executives resulting in the authorization of 5,555,556 shares of the Company’s common stock having a fair value of $0.0194/share, based upon quoted trading price at the date of the executed agreement.  The company recorded $107,778 in stock compensation as this award was authorized by the Board of Directors on September 23, 2014. The stock will be issued in November, 2014.

NOTE 13 – MAJOR EVENTS

On September 11, 2014 a settlement agreement and mutual release of claims was executed in the amount of $5,000 for debt owed on legal services incurred from 2007 through 2009 totaling $71,446. At December 31, 2013, the $71,446 was included in both accounts payable and accrued liabilities.

NOTE 14 – SUBSEQUENT EVENTS

On October 14, 2014, the Company received $45,940 on the subscription receivable.

On October 6, 2014, the Company purchased all rights, titles and interest in the one (1) share of MyECheck, Inc. Preferred Class Stock, Series A, stock outstanding. The purchase price paid by the Company for the one (1) share of MyECheck, Inc. Preferred Class Stock, Series A, stock was one dollar ($1.00).

On October 13, 2014, MyECheck, Inc. filed a lawsuit in US District Court against Zipmark, Inc., and Jay Bhattacharya, for Breach of Contract and Patent Infringement. The lawsuit seeks damages, plus preliminary and permanent injunctions.

On October 30, 2014, the Company secured a $5 million line of credit from TCA Fund Management Group (“TCA”), a U.S.-based investment management company that specializes in senior secured lending and advisory services to small and medium sized companies. Terms of the agreement are that MyECheck will initially draw down approximately $550,000; will pay approximately $60,000 in fees in cash; issue approximately 3.9 million shares and establish a share reserve fund (to be determined) to TCA and its associates.

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MyECheck, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

NOTE 14 – SUBSEQUENT EVENTS (CONT.)

On October 28, 2014, MyECheck amended its original lease agreement with Maidu Investment, LLC (Maidu Investment) at the office development known as College Point Business Center, located at 2600 E. Bidwell Street in the City of Folsom, State of California, to include an expansion space defined as Suite 190. The Company estimates a move in date of January 1, 2015, upon completion of construction. The lease term on the expansion space is 42 months expiring on June 30, 2018 with an average rent per month of $6,245. MyECheck paid an additional security deposit in the amount of $20,000, for a combined deposit amount of $52,812. The security deposit is not an advance rental deposit or a measure of damages incurred by Landlord in case of MyECheck’s default. Provided MyECheck is not in default under the new lease through the fifteenth (15th) full calendar month after the commencement of the Expansion Space Term, the Landlord will return fifty percent (50%) of the additional security deposit to the Company.

The table below shows the future rents as amended:

	Original	Amendment Space	Combined
For the years ended December 31,
2014	$5,469	$-	$5,469
2015	66,408	60,117	126,525
2016	68,280	79,380	147,660
2017	64,219	81,497	145,716
2018	-	41,278	41,278
Totals	$204,376	$262,272	$466,648

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EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated as of February 4, 2008, by and between MyECheck, Inc. and Sekoya Holdings, Ltd.
3.1 (i)	Amendment to the Articles of Incorporation of MyECheck, Inc.
3.1 (ii)	Amendment to the ByLaws of MyECheck, Inc.
10.1	Software License and Services Agreement, dated September 1, 2013, by and between MyECheck, Inc. and INTERPAY, Inc.
10.2	Software License and Services Agreement, dated November 23, 2013, by an between MyECheck, Inc. and Sierra Global, Inc.
10.3	MyECheck Service Agreement, dated September 5, 2014, by and between MyECheck, Inc. and VX Gateway, Inc.
10.4	Software License and Services Agreement, dated March 19, 2014, by and between MyECheck, Inc. and ITONIS, INC.
10.5	Software License and Services Agreement, dated February 24, 2014, by and between MyECheck, Inc. and GreenPay, LLC.
10.6	MyECheck Service Agreement, dated July 11, 2014, by and between MyECheck, Inc. and Simplifile, LLC.
10.7	Settlement Agreement and Mutual General Release, dated November 9, 2010, by and between MyECheck, Inc. and Tangiers Investors, LP.
10.8	Securities Purchase Agreement, dated as of April 10, 2010, by and between MyECheck, Inc. and Asher Enterprises, Inc.
10.9	Convertible Promissory Note, dated as of April 26, 2010, by and between MyECheck, Inc. and Asher Enterprises, Inc.
10.10	Private Placement Subscription Placement, dated as of March 2008, by and between Anshan Finance, Ltd. And MyECheck, Inc.
10.11	Private Placement Subscription Placement, dated as of March 2008, by and between Youngal Group, Ltd. And MyECheck, Inc.
10.12	Complaint for Damages for Breach of Contract and Patent Infringement, date of filing October 10, 2014, MyECheck, Inc. (Plaintiff) vs. Zipmark, Inc. and Jay Bhattacharya (Defendant).
10.13	Master Space Agreement, dated October 1, 2013, by and between Quality Investment Properties Sacramento, LLC and MyECheck, Inc.
10.14	College Point Business Center Standard Lease Agreement, dated June 13, 2014, by and between Maidu Investments, LLC and MyECheck, Inc.
10.15	First Amendment to the College Point Business Center Standard Lease Agreement, dated October 28, 2014, by and between Maidu Investments, LLC and MyECheck, Inc.
10.16	Securities Purchase Agreement, dated October 29, 2014, by and between MyECheck, Inc. and TCA Global Credit Master Fund, LP.
10.17	Patent License Agreement, dated June 24, 2008, by and between Edward R. Starrs and MyECheck, Inc.
10.18	Services Agreement gVerify, dated June 11, 2014, by and between Giact Systems, Inc. and MyECheck, Inc.
31.1	Certification of the Principal Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2	Certification of the Principal Accounting Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1	Certification of the Principal Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2	Certification of the Principal Accounting Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.